Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HY HOLDINGS, INC.,

TELADOC, INC.,

COPPER ACQUISITION SUB ONE, INC.,

COPPER ACQUISITION SUB TWO, INC.,

and

FRONTIER FUND IV, L.P.,

as Stockholder Representative

Dated as of June 29, 2016

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4.21	Tax Matters	24
4.22	Compliance with Environmental Laws	27
4.23	Customers	27
4.24	Stockholder Approval	27
4.25	No Brokers	27

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS		27

5.1	Organization of Parent and Merger Subs	27
5.2	Capitalization	28
5.3	Parent Stock	28
5.4	Interim Operations of Merger Subs	28
5.5	Authorization	28
5.6	Consents and Approvals	29
5.7	No Conflict or Violation	29
5.8	Parent SEC Reports	29
5.9	Parent Financial Statements	30
5.10	Litigation	30
5.11	Compliance with Laws	30
5.12	Financing	30
5.13	No Material Adverse Effect	30
5.14	Intellectual Property	30
5.15	Taxes	31
5.16	No Brokers	32

ARTICLE VI. COVENANTS		32

6.1	Conduct of Business by the Company	32
6.2	Company Stockholder Approvals; Stockholder Notice	33
6.3	Termination of Certain Agreements	33
6.4	Tax Matters	33
6.5	FIRPTA Compliance	35
6.6	Publicity	36
6.7	Confidentiality	36
6.8	Waiver and Release	36
6.9	Exclusivity	37
6.10	Indemnification of Directors and Officers	37
6.11	Further Assurances	37
6.12	Legal Representation	38
6.13	Employee Benefits	38
6.14	280G Matters	39

ARTICLE VII. CONDITIONS TO CLOSING		39

7.1	Conditions to the Obligations of Each Party	39
7.2	Conditions to Obligations of the Company	40
7.3	Conditions to Obligations of Parent, Merger Sub 1 and Merger Sub 2	40

ARTICLE VIII. INDEMNIFICATION; REMEDIES		41

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8.1	Survival of Representations, Etc.	41
8.2	Indemnification	41
8.3	Limitations on Indemnity	42
8.4	Direct Claims Indemnification Procedures	42
8.5	Defense of Third-Party Claims	43
8.6	Effect of Knowledge or Waiver of Condition	44
8.7	Escrow Amount	44
8.8	No Contribution	45
8.9	Indemnification Sole Remedy	45
8.10	Tax Consequences of Payments	45
8.11	Losses Net of Insurance	45

ARTICLE IX. TERMINATION		46

9.1	Termination	46
9.2	Effect of Termination	46

ARTICLE X. MISCELLANEOUS		46

10.1	Defined Terms	46
10.2	Usage	60
10.3	Assignment	60
10.4	Governing Law	60
10.5	Consent to Jurisdiction	60
10.6	Waiver of Trial by Jury	61
10.7	Counterparts	61
10.8	Headings	61
10.9	Notices	61
10.10	Amendments	63
10.11	Severability	63
10.12	Entire Agreement	63
10.13	Construction	63
10.14	No Personal Liability	63
10.15	Fees, Costs and Expenses	64
10.16	Waivers	64
10.17	No Third-Party Beneficiaries	64
10.18	Appointment of the Stockholder Representative	64

Exhibit A Exhibit B	Form of First Certificate of Merger Form of Second Certificate of Merger
Exhibit C Exhibit D Exhibit E	Certificate of Incorporation of Second Surviving Corporation Bylaws of Second Surviving Corporation Form of Accredited Investor Certification
Exhibit F Exhibit G Exhibit H	Form of Stockholder Transmittal Letter Employment Agreements Working Capital Calculation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 29, 2016 is by and among: (i) Teladoc, Inc., a Delaware corporation (“Parent”); (ii) Copper Acquisition Sub One, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub 1”); (iii) Copper Acquisition Sub Two, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub 2”); (iv) HY Holdings, Inc., a Delaware corporation (the “Company”) and (v) Frontier Fund IV, L.P., a Delaware limited partnership, solely in its capacity as Stockholder Representative (the “Stockholder Representative”).

RECITALS

WHEREAS, each of Parent, Merger Sub 1, Merger Sub 2 and the Company desire to effect the acquisition of the Company by Parent through (i) the merger of Merger Sub 1 with and into the Company with the Company continuing as the surviving corporation of the merger (the “First Merger”), followed by (ii) the merger of the Company with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving corporation of the merger (the “Second Merger” and together with the First Merger, the “Mergers”), in each case upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby;

WHEREAS, the Board of Directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, Parent, Merger Sub 1, Merger Sub 2 and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

WHEREAS, for United States federal income tax purposes, Parent, Merger Sub 1, Merger Sub 2 and the Company intend, by executing this Agreement, to adopt a plan of reorganization and to cause the Mergers to qualify as a reorganization within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
THE MERGERS

1.1                               The Mergers.

(a)                                 Pursuant to the terms and subject to the conditions of this Agreement, at the First Effective Time (as defined below), the Company and Merger Sub 1 shall consummate the First Merger in accordance with the DGCL pursuant to which Merger Sub 1 shall be merged with and into the Company and the separate corporate existence of Merger Sub 1 shall thereupon cease.  The corporation surviving the First Merger is sometimes hereinafter referred to as the “First Surviving Corporation.”

(b)                                 Pursuant to the terms and subject to the conditions of this Agreement, at the Second Effective Time (as defined below), the First Surviving Corporation and Merger Sub 2 shall consummate the Second Merger in accordance with the DGCL pursuant to which the First Surviving Corporation shall be merged with and into Merger Sub 2 and the separate corporate existence of the First Surviving Corporation shall thereupon cease.  The corporation surviving the Second Merger is sometimes hereinafter referred to as the “Second Surviving Corporation.”

1.2                               Effective Time.

(a)                                 Concurrently with the Closing on the Closing Date, Parent, Merger Sub 1 and the Company shall file a Certificate of Merger in the form attached hereto as Exhibit A (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.  The First Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the First Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “First Effective Time”).

(b)                                 Immediately following the First Effective Time, Parent, Merger Sub 2 and the First Surviving Corporation shall file a Certificate of Merger in the form attached hereto as Exhibit B (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.  The Second Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the Second Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Second Certificate of Merger (the time at which the Second Merger becomes effective is herein referred to as the “Second Effective Time”).

1.3                               Effects of the First Merger.  At the First Effective Time, and without any further action on the part of the Company or Merger Sub 1:

(a)                                 the certificate of incorporation of the Merger Sub 1, as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation of the First Surviving Corporation, except that the name of the First Surviving Corporation shall be the name of the Company as of immediately prior to the First Effective Time;

(b)                                 the bylaws of Merger Sub 1, as in effect immediately prior to the First Effective Time, shall be the bylaws of the First Surviving Corporation, except that the name of the First Surviving Corporation shall be the name of the Company as of immediately prior to the First Effective Time;

(c)                                  the directors and officers of Merger Sub 1 immediately prior to the First Effective Time shall, from and after the First Effective Time, be the directors and officers of the First Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the First Surviving Corporation’s certificate of incorporation and bylaws; and

(d)                                 the First Merger shall, from and after the First Effective Time, have all of the effects provided by the DGCL and applicable law.  Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub 1 shall vest in the First Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of the First Surviving Corporation.

1.4                               Effects of the Second Merger.  At the Second Effective Time, and without any further action on the part of the First Surviving Corporation or Merger Sub 2:

(a)                                 the certificate of incorporation of Merger Sub 2 shall be amended and restated in the form attached hereto as Exhibit C and, as so amended and restated, shall be the certificate of incorporation of the Second Surviving Corporation until thereafter amended as provided therein or by applicable Law;

(b)                                 the bylaws of Merger Sub 2 shall be amended and restated in the form attached hereto as Exhibit D and, as so amended and restated, shall be the bylaws of the Second Surviving Corporation until thereafter amended as provided therein and the certificate of incorporation of the Second Surviving Corporation or by applicable Law;

(c)                                  the directors and officers of the First Surviving Corporation immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the directors and officers of the Second Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Second Surviving Corporation’s certificate of incorporation and bylaws; and

(d)                                 the Second Merger shall, from and after the Second Effective Time, have all of the effects provided by the DGCL and applicable law.  Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the properties, rights, privileges and powers of the First Surviving Corporation and Merger Sub 2 shall vest in the Second Surviving Corporation, and all debts, liabilities and duties of the First Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Second Surviving Corporation.

ARTICLE II.
EFFECT ON CAPITAL STOCK

2.1                               Treatment of Capital Stock in the First Merger.

(a)                                 Effect on Company Common Stock.

(i)                                     At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, the Company or the holders of shares of Company Capital Stock, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Dissenting Shares and Treasury Shares) that is held by a Person who is an Accredited Investor shall be converted automatically into and shall thereafter represent the right to receive the Common Per Share Mixed Consideration in accordance with the terms and conditions of this Agreement and each certificate that immediately prior to the First Effective Time evidenced ownership of any Company Common Stock held by a Person who is an Accredited Investor shall instead only evidence the right to receive such Common Per Share Mixed Consideration in accordance with the terms and conditions of this Agreement.

(ii)                                  At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, the Company or the holders of shares of Company Capital Stock, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Dissenting Shares and Treasury Shares) that is held by a Person who is not an Accredited Investor shall be converted automatically into and shall thereafter represent the right to receive the Common Per Share Cash Consideration in accordance with the terms and conditions of this Agreement and each certificate that immediately prior to the First Effective Time evidenced ownership of any Company Common Stock held by a Person who is not an Accredited Investor shall instead only evidence the right to receive such Common Per Share Cash Consideration in accordance with the terms and conditions of this Agreement.

(b)                                 Effect on Company Series A Preferred Stock.  At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, the Company or the holders of shares of Company Capital Stock, each share of Company Series A Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any Dissenting Shares and Treasury Shares) shall be converted automatically into and shall thereafter represent the right to receive the Series A Per Share Consideration in accordance with the terms and conditions of this Agreement and each certificate that immediately prior to the First Effective Time evidenced ownership of any Series A Preferred Stock shall instead only evidence the right to receive such Series A Per Share Consideration in accordance with the terms and conditions of this Agreement.

(c)                                  Effect on Company Series B Preferred Stock.  At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, the Company or the holders of shares of Company Capital Stock, each share of Company Series B Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any Dissenting Shares and Treasury Shares) shall be converted automatically into and shall thereafter represent the right to receive the Series B Per Share Consideration in accordance with the terms and conditions of this Agreement and each certificate that immediately prior to the First Effective Time evidenced ownership of any Series B Preferred Stock shall instead only evidence the right to receive such Series B Per Share Consideration in accordance with the terms and conditions of this Agreement.

(d)                                 Cancellation of Certain Company Capital Stock.  At the First Effective Time, each issued and outstanding share of Company Capital Stock that is held in treasury of the Company or owned by the Company, Parent or Merger Sub 1 (collectively, “Treasury Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)                                  Effect on Merger Sub Common Stock.  At the First Effective Time, each issued and outstanding share of the common stock, par value $0.01 per share, of Merger Sub 1 shall be converted into and become one fully paid and nonassessable share of common stock of the First Surviving Corporation and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation.

(f)                                   Consideration Reduction and Adjustment. Notwithstanding the foregoing, (i) a portion of the consideration payable to each Stockholder pursuant to Section 2.1 shall be reduced pursuant to provisions of Section 2.6 hereof and (ii) the consideration payable to each Stockholder pursuant to Section 2.1 shall be subject to further adjustment as provided herein.

(g)                                  No Interest.  No interest will be paid or accrued, and no Stockholder shall be entitled to receive, any interest upon surrender of any Stock Certificates.

(h)                                 Illustration.  An illustration of the calculation of the distribution of the Aggregate Closing Consideration Value relative to the determination of the Common Consideration, Series A Consideration and Series B Consideration is set forth on Section 2.1(h) of the Disclosure Schedules (the “Waterfall Calculation”).  The Waterfall Calculation, prepared as of signing, assumes a hypothetical closing date of June 30, 2016.  Prior to the Closing, the Waterfall Calculation will be updated to reflect the actual Closing Date and will be used to determine the amounts set forth on the Closing Consideration Schedule.

2.2                               Treatment of Capital Stock in the Second Merger.  At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of Parent, Merger Sub 2, the First Surviving Corporation or the holders of shares of common stock of the First Surviving Corporation, (a) each issued and outstanding share of the common stock, par value $0.01 per share, of Merger Sub 2 shall be converted into and become one fully paid and nonassessable share of common stock of the Second Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Second Surviving Corporation and (b) all shares of common stock of the First Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

2.3                               Treatment of Company Options in First Merger.  Immediately prior to the First Effective Time, each In-the-Money Option then outstanding shall fully vest (to the extent not already vested), be cancelled and converted as of the First Effective Time into the right to receive an amount in cash equal to the product (less applicable withholding Taxes) of (i) the excess of the cash value of the Common Per Share Mixed Consideration (based on the reported closing price on the New York Stock Exchange of the Parent Stock on the day immediately prior to the Closing Date) over the exercise price per share of such In-the-Money Option, and (ii) the number of shares of Company Common Stock then subject to such In-the-Money Option, to be paid in accordance with Sections 2.5.  Each Company Option that is not an In-the-Money Option will be cancelled and forfeited for no consideration.  Notwithstanding the foregoing, a portion of the consideration payable to each Company Optionholder pursuant to Section 2.3 shall be reduced pursuant to provisions of this Section 2.6 hereof.  Prior to the First Effective Time, the Company shall take all action necessary to cause Options to be treated as set forth in this Section 2.3.

2.4                               Appraisal Rights.

(a)                                 Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time held by a holder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal rights for such shares under the DGCL or other similar rights (if any) under applicable law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the consideration as set forth in Section 2.1, but the holder thereof shall only be entitled to such rights as are provided by the DGCL or other applicable law (if any).

(b)                                 Notwithstanding the provisions of Section 2.4(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights with respect to such shares under the DGCL (and/or any other similar rights under other applicable law (if any such other rights have been purportedly invoked)), then, as of the later of the First Effective Time and the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive the consideration set forth in Section 2.1 upon surrender of the certificate(s) formerly representing such shares.

(c)                                  Prior to the Closing Date, the Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL (and of any similar demand purportedly made under other applicable law) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  Prior to the Closing Date, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands other than as required by law or pursuant to a final court order.  Prior to the Closing Date, any written communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance, and the Company shall consider in good faith any input from Parent with regards to such written communication.  Notwithstanding the foregoing, to the extent that Parent, the First Surviving Corporation or the Second Surviving Corporation makes any payment or payments to holders of Dissenting Shares pursuant to Section 262(i) of the DGCL in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement (the “Excess Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms of Article VIII hereof.

2.5                               Closing Certificate; Closing Consideration Schedule; Surrender and Payment of Company Capital Stock.

(a)                                 Closing Certificate.  Prior to the Closing, the Company shall deliver to Parent a certificate (the “Closing Certificate”), which certificate shall be certified as to the Company’s good faith preparation and calculation by an officer of the Company, and which shall set forth (i) the Company’s good faith calculation of (A) the estimated Transaction Expenses as of the Closing Date (the “Estimated Transaction Expenses”), (B) the estimated Working Capital (the “Estimated Working Capital”) and (C) the estimated Company Closing Cash (the “Estimated Company Closing Cash”), and based thereon the calculation of the Estimated Cash Amount and (ii) and wire instructions for repayment of the Transaction Expenses.  For purposes of this Agreement, the “Estimated Cash Amount” means an amount equal to (i) Forty-Five Million Dollars ($45,000,000); minus (ii) the Estimated Transaction Expenses; plus (iii) the amount (if any) by which Estimated Working Capital exceeds -$150,000; minus (iv) the amount (if any) by which -$150,000 exceeds the Estimated Working Capital plus (v) the Estimated Company Closing Cash.  The Estimated Cash Amount shall be subject to adjustment as set forth in Section 2.7 hereof.  The Company shall consider in good faith, and update the Closing Certificate to reflect, any comments by Parent on such Closing Certificate.

(b)                                 Delivery of Closing Consideration Schedule.  At or prior to the Closing, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”), which schedule shall be certified as complete and correct by an officer of the Company and which shall accurately set forth:

(i)                                     a calculation of each of (x) the Common Consideration and Common Per Share Amount, (y) the Series A Consideration and Series A Per Share Amount and (z) the Series B Consideration and Series B Per Share Amount;

(ii)                                  all Common Stockholders and their respective addresses, the number of shares of Company Common Stock held by each Common Stockholder (including their respective certificate numbers) and the aggregate consideration to be paid to each Common Stockholder pursuant to Section 2.1 hereof, including the cash amount and number of shares of Parent Stock to be delivered to each Common Stockholder who is an Accredited Investor or the cash amount to be delivered to each Common Stockholder who is not an Accredited Investor;

(iii)                               all Series A Preferred Stockholders and their respective addresses, the number of shares of Company Series A Preferred Stock held by each Series A Preferred Stockholder (including their respective certificate numbers) and the aggregate consideration to be paid to each Series A Preferred Stockholder pursuant to Section 2.1 hereof, including the cash amount and number of shares of Parent Stock to be delivered to each Series A Preferred Stockholder;

(iv)                              all Series B Preferred Stockholders and their respective addresses, the number of shares of Company Series B Preferred Stock held by each Series B Preferred Stockholder (including their respective certificate numbers) and the aggregate consideration to be paid to each Series

B Preferred Stockholder pursuant to Section 2.1 hereof, including the cash amount and number of shares of Parent Stock to be delivered to each Series B Preferred Stockholder;

(v)                                 the proportion of the Escrow Amount contributed by each Equityholder;

(vi)                              all Company Optionholders and their respective addresses, along with (w) the number of shares of Company Common Stock underlying each Company Option held by such Company Optionholder, in each case, as of the Closing, (x) the exercise price per share of each such Company Option, and (y) the Company’s calculation of the consideration, if any, to be paid to such Company Optionholder in respect of each Company Option held by such Company Optionholder pursuant to Section 2.3; and

(vii)                           the proportion of any amount to be paid by Parent pursuant to Section 2.7(d) payable to each Stockholder and Company Optionholder.

(c)                                  Accredited Investor Certifications and Stockholder Transmittal Letters.  Each Stockholder shall deliver to Parent (i) if applicable, a written certification that such Stockholder is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act, substantially in the form attached hereto as Exhibit E (an “Accredited Investor Certification”), and (ii) a letter of transmittal, substantially in the form of Exhibit F (the “Stockholder Transmittal Letter”), duly executed by such Stockholder, together with accompanying share certificates representing such Stockholder’s Company Capital Stock (the “Stock Certificates”).  No payment shall be made with respect to any Stock Certificates until the surrender of such Stock Certificates for exchange together with a properly completed and duly executed Stockholder Transmittal Letter and, if applicable, the Accredited Investor Certification.

(d)                                 Payments.

(i)                                     Parent shall deliver to each Common Stockholder who is an Accredited Investor, each Series A Preferred Stockholder and each Series B Preferred Stockholder promptly after the Closing, but in no event later than three Business Days after both the Closing and Parent’s receipt of the applicable documents required for payment under this Section 2.5(d)(i), (A) the cash consideration to be paid to such Stockholder pursuant to Section 2.1 as set forth on the Closing Consideration Schedule (less the amount to be deposited into the Escrow Account pursuant to Section 2.6) and (B) share certificates representing the aggregate Parent Stock payable to such Stockholder pursuant to Section 2.1 as set forth on the Closing Consideration Schedule (less the shares to be deposited into the Escrow Account pursuant to Section 2.6); provided, that, the delivery of such cash and share certificates to any Stockholder shall be conditioned on Parent’s receipt of an Accredited Investor Certification and Stockholder Transmittal Letter properly completed and duly executed by such Stockholder, and, to the extent that such documents are not delivered to Parent at or prior to the Closing with respect to any Stockholder, Parent shall not be obligated to deliver any cash or share certificates to such Stockholder until the applicable documents are delivered to Parent by such Stockholder.

(ii)                                  Parent shall deliver to each Common Stockholder who is not an Accredited Investor, promptly after the Closing, but in no event later than three (3) Business Days after both the Closing and Parent’s receipt of the applicable documents required for payment under this Section 2.5(d)(ii), the cash consideration to be paid to such Stockholder pursuant to Section 2.1 as set forth on the Closing Consideration Schedule (less the amount to be deposited into the Escrow Account pursuant to Section 2.6); provided, that, the delivery of such cash to any Stockholder shall be conditioned on Parent’s receipt of a Stockholder Transmittal Letter properly completed and duly executed by such Stockholder, and, to the extent that such documents are not delivered to Parent at or prior to the Closing with respect to any Stockholder, Parent shall not be obligated to deliver any cash to such Stockholder until the applicable document is delivered to Parent by such Stockholder.

(iii)                               No later than Parent’s first ordinary payroll payment date that is at least three Business Days after the Closing, Parent shall cause to be paid to each former holder of Company Options the cash consideration, which shall be paid through the payroll system of Parent or its Subsidiary subject to applicable Tax withholding, to be paid to such former holder of Company Options pursuant to Section 2.3 as set forth on the Closing Consideration Schedule (less the amount to be deposited into the Escrow Account pursuant to Section 2.6).

(iv)                              If the consideration payable to any Stockholder is to be paid to a Person other than the Person in whose name the relevant Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such amounts that the Stock Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper, that the Person requesting such transfer pay to the Second Surviving Corporation any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Second Surviving Corporation that such Taxes have been paid or are not required to be paid and that the transferee duly execute and deliver to Parent a Stockholder Transmittal Letter and Accredited Investor Certification, if applicable.

(v)                                 Parent shall satisfy any loan amounts due and owing to the Company pursuant to the Loan Documents immediately prior to the Closing out of cash consideration contemplated to be paid to each Equityholder who is a borrower under the Loan Documents in the amounts owed by each such Equityholder by first reducing the cash consideration payable to such Equityholder pursuant to Section 2.5(d)(i) and, second, if necessary, reducing the cash consideration payable to such Equityholder pursuant to Section 2.3 (net applicable withholding Taxes).

(e)                                  No Further Ownership Rights in Company Capital Stock.  At and after the First Effective Time, each holder of issued and outstanding Company Capital Stock immediately prior to the First Effective Time shall cease to have any rights as a holder of securities of the Company, except for (i) the right of a holder of Company Capital Stock to surrender its, his or her Stock Certificate(s) (together with the Accredited Investor Certification, if applicable, and the Stockholder Transmittal Letter) in exchange for the consideration payable in respect of such Company Capital Stock pursuant to Section 2.1 and such holder’s share of any distributions from the Escrow Account pursuant to Section 2.6 hereof or (iii) in the case of a Dissenting Stockholder, to perfect its, his or her right to receive payment (if any) for Dissenting Shares pursuant to the DGCL, if applicable.  After the First Effective Time, there shall be no further registration of transfers on the stock transfer books of the First Surviving Corporation of the Company Capital Stock outstanding immediately prior to the First Effective Time.  If, after the First Effective Time, Stock Certificates are presented to the First Surviving Corporation or Second Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

(f)                                   No Fractional Shares.  No certificates representing fractional shares of Parent Stock shall be issued in connection with the First Merger, no dividend or distribution with respect to Parent Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a shareholder of Parent.

(g)                                  Lost, Stolen or Damaged Stock Certificates.  In the event that any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the delivery by such Person of an indemnification agreement in such form and containing such substance acceptable to Parent, Parent will pay in exchange for such lost, stolen or destroyed Stock Certificate the consideration to be paid with respect thereto, subject to the terms and conditions in this Article II.

(h)                                 Withholding Taxes.  Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement (including consideration payable from the Escrow Account) to any Stockholder, Company Optionholder or other Person such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law, and shall pay over such amounts to the appropriate taxing authority.  To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  For the avoidance of doubt, to the extent any amounts are required to be so withheld from any distributions from the Escrow Account, upon Parent’s request, such amounts required to be withheld shall be distributed to Parent (or an entity designated by Parent) to enable Parent (or any such designated entity) to comply with its withholding obligations (including without limitation, any obligations of the Company, the First Surviving Corporation or the Second Surviving Corporation).

2.6                               Escrow.  In order to at least partially satisfy, and to establish a procedure for the satisfaction of, amounts owed to Parent pursuant to Section 2.7 and claims by the Parent Indemnitees for indemnification pursuant to Article VIII hereof, Parent, the Stockholder Representative and Wells Fargo Bank, National Association (the “Escrow Agent”) shall enter into the Escrow Agreement on the Closing Date, pursuant to which Parent shall deposit with the Escrow Agent (i) cash in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Cash Escrow Amount”) and (ii) an aggregate of 695,580 shares of Parent Stock (the “Stock Escrow Amount”) within ten (10) business days after the Closing.  Parent shall be deemed to have contributed the proportion of the Escrow Amount with respect to each Equityholder set forth on the Closing Consideration Schedule and the consideration payable to each Equityholder pursuant to this Article II shall be reduced by such amount.  As used in this Agreement, the term “Escrow Amount” means, as of any moment in time, the amount of cash and the value of the Parent Stock then in the Escrow Account.  Pursuant to the terms and subject to the conditions of the Escrow Agreement, the Escrow Agent shall establish an escrow account into which the Escrow Agent shall deposit the Escrow Amount (the “Escrow Account”).  The timing and methodology for the release of the Escrow Amount shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that each of Parent and the Stockholder Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the Escrow Amount, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement.  After the eighteen month anniversary of the Closing Date, the Escrow Agent shall deliver to the Stockholders and Parent or the Second Surviving Corporation, on behalf of the Company Optionholders, the remaining Escrow Amount minus the Pending Claims Amount in accordance with the Escrow Agreement.  In the event of a distribution of any amounts from the Escrow Account to the Equityholders, each Equityholder shall be entitled to receive a portion of such distribution equal to the proportion set forth with respect to such Equityholder on the Closing Consideration Certificate.  For purposes of satisfying any claims for indemnification under this Agreement, all shares of Parent Stock in the Escrow Account shall be deemed to have a value equal to the Parent Stock Value, as adjusted for any stock splits, dividends, combinations or the like, irrespective of the actual value of such shares at the time the claim is satisfied out of the Escrow Account.  Notwithstanding anything to the contrary herein, no fraction of a share of Parent Stock shall be released from the Escrow Account and all releases of shares of Parent Stock shall be rounded to the nearest whole share.

2.7                               Post-Closing Adjustments to the Estimated Cash Amount.

(a)                                 As promptly as practicable, but no later than ninety (90) days following the Closing Date, Parent will prepare and deliver to the Stockholder Representative a statement (the “Closing Statement”) setting forth Parent’s good faith calculation of (i) the Transaction Expenses, (ii) Working Capital and (iii) the Company Closing Cash, and based thereon, a calculation of the Cash Amount.

(b)                                 During the thirty (30) days after delivery of the Closing Statement, Parent will provide the Stockholder Representative and its accountants reasonable access, during normal business hours and upon reasonable notice, to (x) review the financial books and records of the Company, any of the Company’s accountants’ work papers related to the calculation of amounts in the Closing Statement (subject to the execution of any access letters that such accountants may require in connection with the review of such work papers), and (y) the employees and other representatives of Parent and the Company who were responsible for the preparation of the Closing Statement to respond to questions relating to the preparation of the Closing Statement and the calculation of the items thereon, in each case solely to allow the Stockholder Representative to determine the accuracy of Parent’s calculation of the items set forth on the Closing Statement.  Neither Parent nor the Company shall have any obligation to provide information or access to information, materials or persons if doing so would reasonably be expected to (i) unreasonably disrupt the normal operations of the Company’s business, (ii) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (iii) violate any Law or the terms of any applicable Contract to which the Company or any of its Affiliates is party.  If the Stockholder Representative disagrees with any of Parent’s calculations set forth in the Closing Statement, the Stockholder Representative may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice (the “Objection Notice”) to Parent disagreeing with such calculations; provided, however, that the Objection Notice shall include only objections consistent with the provisions of this Agreement.  Any Objection Notice shall specify those items or amounts with which the Stockholder Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Stockholder Representative’s calculation, based on such objections, of (i) the Transaction Expenses, (ii) the Working Capital and (iii) the Company Closing Cash, and based thereon a calculation of the Cash Amount.  To the extent not set forth in the Objection Notice, the Stockholder Representative shall be deemed to have agreed with Parent’s calculation of all other items and amounts contained in the Closing Statement.  If the Stockholder Representative does not deliver an Objection Notice within such thirty (30)-day period, then the amounts set forth in the Closing Statement shall be deemed to be final and binding on the parties.

(c)                                  If an Objection Notice is timely delivered pursuant to Section 2.7(b), the Stockholder Representative and Parent shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the value of the disputed items or amounts, and any discussions relating thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule(s) and evidence of such discussions shall not be admissible in any future proceedings between the parties to this Agreement.  If, during such period, the Stockholder Representative and Parent are unable to reach agreement on all disputed items, they shall promptly thereafter mutually engage and submit such dispute to an Independent Accounting Firm for final and binding resolution.  The Independent Accounting Firm (i) shall consider only those items or amounts disputed by the Stockholder Representative in the Objection Notice which remain in dispute; (ii) shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by the Stockholder Representative, on the one hand, or Parent, on the other hand, or less than the smallest value for such item or amount assigned by the Stockholder Representative, on the one hand, or Parent, on the other hand; and (iii) shall act as an expert and not as an arbitrator.  The Independent Accounting Firm’s determination will be based solely on presentations by the Stockholder Representative and Parent which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and the Stockholder Representative and Parent shall cause the Independent Accounting Firm to deliver to the Stockholder Representative and Parent as promptly as practicable (but in any event within thirty (30) days of its retention) a written report setting forth its determination of the amounts in dispute.  Such report shall be final and binding on all parties to this Agreement.  The cost of such review and report shall be borne (and paid) by the Stockholder Representative, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if closing accounts receivable is the only disputed item, and Parent claims that closing accounts receivable is $1,000 less than the amount determined by the Stockholder Representative, and the Stockholder Representative contests only $500 of the amount claimed by Parent, and if the independent accountant ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the cost of such review and report will be allocated 60% (i.e., 300 ÷ 500) to the Stockholder Representative and 40% (i.e., 200 ÷ 500) to Parent.

(d)                                 If the Cash Amount, as finally determined pursuant to this Section 2.7, is less than the Estimated Cash Amount, then, within ten (10) days of the final determination of the Cash Amount, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver to the Parent the amount of such difference from the Cash Escrow Amount in the Escrow Account; provided, that, if the Cash Escrow Amount in the Escrow Account is insufficient to cover the difference, then each Stockholder shall pay such Stockholder’s Pro Rata Portion of the shortfall within ten (10) days of the final determination of the Cash Amount to Parent by wire transfer of immediately available funds to the account specified by Parent.  If the Cash Amount, as finally determined pursuant to this Section 2.7, is greater than the Estimated Cash Amount, then the amount of such excess shall be paid by Parent, within ten (10) days of the final determination of the Cash Amount, to each of the Stockholders and the Parent or the Second Surviving Corporation, on behalf of the Company Optionholders, by wire transfer of immediately available funds to the accounts specified in the Stockholder Transmittal Letters based on percentages specified on Closing Consideration Schedule.

2.8                               Stockholder Representative Reserve.

(a)                                 Notwithstanding anything to the contrary in this Article II, at the Effective Time, Parent shall, or shall cause to be, deposited, in an account designated by the Stockholder Representative at least three Business Days prior to Closing, the Stockholder Representative Reserve, which shall be held by the Stockholder Representative for the benefit of the Stockholders in accordance with this Section 2.8.

(b)                                 The Stockholder Representative Reserve (and interest and earnings thereon) may be applied as the Stockholder Representative, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Stockholder Representative incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

(c)                                  The balance of the Stockholder Representative Reserve held pursuant to this Section 2.8, if any, and interest and earnings earned thereon, shall be distributed to the Stockholders (excluding any Dissenting Stockholders) by the Stockholder Representative.  Notwithstanding the foregoing, the Stockholder Representative Reserve shall only be so distributed when the Stockholder Representative determines, in its sole discretion, that such distribution is appropriate.  None of Parent, Merger Sub 1, Merger Sub 2, the Company, the First Surviving Corporation, the Second Surviving Corporation or their respective Affiliates shall have any liability or responsibility to the Stockholders with respect to the Stockholder Representative Reserve or the actions and responsibilities of the Stockholder Representative contemplated by this Section 2.8, and the Stockholders shall seek distribution of the Stockholder Representative Reserve solely from the Stockholder Representative.

2.9                               Tax Consequences.  For United States federal income tax purposes, the Mergers are intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury

Regulations promulgated thereunder.  The parties to this Agreement adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and Proposed Treasury Regulations Section 1.368-3(a).  Each of Parent, Merger Sub 1, Merger Sub 2 and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. None of Parent, Merger Sub 1, Merger Sub 2 or the Company shall take any actions to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE III.
CLOSING

3.1                               The Closing.  The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 855 Third Avenue, New York, NY at 9:00 a.m. Eastern Daylight Time on July 1, 2016, subject to the satisfaction or waiver of each of the conditions set forth in Article VII hereof as of such date, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

3.2                               Deliveries at Closing.

(a)                                 Deliveries by Parent.  Parent shall deliver (or cause to be delivered) to the Company at or prior to the Closing the following:

(i)                                     a certificate of good standing of Parent, Merger Sub 1 and Merger Sub 2, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware;

(ii)                                  on behalf of the Company, to the applicable third parties, the Transaction Expenses (other than the Stockholder Representative Reserve) by wire transfer of immediately available funds to the account(s) set forth on the Closing Certificate;

(iii)                               the Stockholder Representative Reserve, to the account designated by the Stockholder Representative;

(iv)                              the Escrow Agreement, duly executed by Parent;  and

(v)                                 the Employment Agreements, duly executed by Parent.

(b)                                 Deliveries by the Company. The Company shall deliver (or cause to be delivered) to Parent at or prior to the Closing the following:

(i)                                     a certificate of good standing of the Company, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware and all states in which the Company is qualified to do business;

(ii)                                  the Closing Consideration Schedule;

(iii)                               the First Certificate of Merger, duly executed by the Company;

(iv)                              evidence of the resignation or removal of the Persons holding the position of an officer or director of the Company immediately prior to the First Effective Time;

(v)                                 evidence of the termination of the Terminated Agreements;

(vi)                              the Employee Loan Termination Agreements, duly executed by the Company and each of Jim F. Prendergast, Sergio Radovcic and Scott Sanford, as applicable;

(vii)                           the Escrow Agreement, duly executed by the Stockholder Representative;

(viii)                        an unaudited consolidated balance sheet of the Company as of June 30, 2016; and

(ix)                              the Employment Agreements, duly executed by each of Jim F. Prendergast, Sergio Radovcic and Pat Sir, as applicable.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth on the Disclosure Schedules (which disclosures shall reference the specific sections and subsections below, as applicable, but shall also qualify other sections or subsections in this Article IV and in the Disclosure Schedules solely to the extent it is reasonably apparent on its face from a reading of the disclosure item that the disclosure is applicable to the other section or subsection), the Company hereby represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 as of the date hereof and as of the Closing Date as follows:

4.1                               Organization of the Company.

(a)                                 The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has all organizational power and authority required to own, lease and license its assets and properties and carry on its business as presently conducted.  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary except where the Company’s failure to be duly qualified, licensed or to be in good standing would not be reasonably likely to have a Company Material Adverse Effect.  Copies of the Organizational Documents of the Company, and all amendments thereto, heretofore delivered to Parent are true, accurate and complete as of the date hereof.

(b)                                 The Company does not own, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participation interest or any right (contingent or otherwise) to acquire the same in any Person.

4.2                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock, (ii) 997,804 shares of Company Series A Preferred Stock, and (iii) 3,267,520 shares of Company Series B Preferred Stock, and there are no other shares of other classes or series of capital stock of the Company authorized or outstanding.  There are (A) 2,137,118 shares of Company Common Stock issued and outstanding, (B) 997,804 shares of Company Series A Preferred Stock issued and outstanding, and (C) 3,267,520 shares of Company Series B Preferred Stock issued and outstanding.  All of the issued and outstanding shares of Company Capital Stock have been duly authorized, validly issued, fully paid and non-assessable, and other than as set forth in Schedule 4.2(a), none of such shares are subject to any preemptive right, right of first refusal, right of first offer, right of rescission or similar right.  There are no accrued or declared but unpaid dividends on any share of Company Capital Stock.  Section 4.2(a) of the Disclosure Schedules sets forth a true, correct and complete list of the record holders of the Company Capital Stock, and the number of each class of shares Company Capital Stock owned by such Person.

(b)                                 There are 1,537,774 shares of Company Common Stock authorized for issuance under the Company Equity Plan (of which 965,491 shares of Company Common Stock are subject to outstanding and unexercised Company Options).  With respect to all outstanding Company Options, Section 4.2(b) of the Disclosure Schedules sets forth a true and complete list, as applicable, of the name of the holder of each such Company Option, the number of shares of Company Common Stock covered by such Company Option, the date of grant, the exercise price per share of such Company Option, the vested status of such Company Option, the vesting schedule of such Company Option and the applicable expiration date.  Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, if required and as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Stockholder approval by the necessary number of votes or written consents, and all Company Options have been granted in compliance with applicable Law, including all applicable United States federal and state securities laws, and the Company Equity Plan.  Each Company Option was granted with a per share exercise price that equaled or exceeded the fair market value of a share of Company Common Stock on the applicable date of grant.

(c)                                  Except as set forth in Sections 4.2(a) and (b) hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other equity or voting interests in, the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company or containing any profit participation features; or (iii) options, warrants, stock appreciation rights, restricted shares, stock units, phantom stock, calls, subscriptions or other rights to acquire from the Company or other obligations of the Company to issue or allot, any capital stock or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, the Company or any equity appreciation rights or phantom equity plans.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Capital Stock.  The Company has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the Company Capital Stock.  There are no agreements pursuant to which registration rights in the securities of the Company have been granted, stockholder agreements between the Company and any current stockholders of the Company regarding the securities of the Company that are issued and outstanding or to the Knowledge of the Company, agreements among stockholders of the Company with respect to the voting or transfer of the securities of the Company or with respect to the governance of or any other aspect of the Company’s affairs (including any rights of first refusal or similar restrictions on transfer).

(d)                                 As of the Closing Date, the Company will not be obligated with respect to any Indebtedness.

4.3                               Authorization.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by the Company pursuant hereto, and, subject (in the case of the First Merger) to receipt of the Company Stockholder Approvals, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company’s Board of Directors and (in the case of the First Merger, except for (i) receipt of the Company Stockholder Approvals, and (ii) the filing of the First Certificate of Merger with the Delaware Secretary of State), no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. On or prior to the date hereof, the Company’s Board of Directors has unanimously (x) resolved that this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the Mergers, are fair to and in the best interests of the Company and the stockholders of the Company, (y) approved and declared advisable this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Mergers, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL and (z) has recommended that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and is (assuming due authorization, execution and delivery by Parent, Merger Sub 1 and Merger Sub 2), and upon execution and delivery of the Ancillary Agreements to which the Company is to be a party, each of such Ancillary Agreements will be (assuming due authorization, execution and delivery by the counterparties thereto), legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.4                               No Violation.  Neither the execution and delivery of this Agreement and the other Ancillary Agreements to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby by the Company, does or will (a) violate, breach or be in conflict with any provisions of the Organizational Documents of the Company; (b) with or without the passage of time, the giving of notice or both, result in any right of termination, modification, acceleration, reduction or cancellation of any material right of the Company (including under any material Permit of the Company or Material Contract to which the Company is a party or any of its properties or assets is bound), result in any modification, increase or acceleration of any material Liability of the Company, result in the creation or imposition of any Encumbrance on assets of the Company (other than Permitted Encumbrances), or violate, breach, result in a default under or be in conflict with any material Permit or Material Contract to which the Company is a party or any of its properties or assets is bound or (c) violate any Law or any material Order to which the Company is subject, except in the case of this clause (c) for violations which would not be material to the Company.

4.5                               Consents and Approvals.  No Approval of any Governmental Authority is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby, except for such Approvals which would not have a Company Material Adverse Effect if not made or obtained.  No Approval of any Person (other than a Governmental Authority) is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby.

4.6                               Financial Statements.  Section 4.6 of the Disclosure Schedules sets forth (i) the audited financial statements of the Company for the fiscal years ended December 31, 2015 and December 31, 2014; and (ii) an unaudited consolidated balance sheet of the Company as of May 31, 2016 and the related unaudited statements of income and cash flows for the six-month period then ended (the “Latest Balance Sheet” and collectively, the “Financial Statements”).  The Financial Statements (x) are based on the books and records of the Company; (y) fairly present in all material respects the financial condition of the Company as of the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of the Latest Balance Sheet, to customary year-end adjustments); and (z) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except the Latest Balance Sheet does not contain footnotes required by GAAP).  None of the Company, the Company’s independent accountants, the Company’s Board of Directors or the audit committee of the Company’s Board of Directors has received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company which could affect in a material manner the Company’s ability to record, process, summarize and report financial data or (ii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

4.7                               No Undisclosed Liabilities.

(a)                                 The Company has no Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for those (a) reflected on the Latest Balance Sheet or set forth on Section 4.7 of the Disclosure Schedules, (b) incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, or (c) which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Action), none of which are material individually or in the aggregate.

(b)                                 The Company does not have any Liabilities to any former stockholder or other former holder of capital stock.

4.8                               Absence of Changes.  Since the date of the Latest Balance Sheet, the business of the Company has been conducted in the ordinary course consistent with past practice and (a) there has not been any Company Material Adverse Effect and (b) the Company has not taken any action of the type described in Section 6.1, which, had such action been taken following the date hereof without the Parent’s prior approval, would have constituted a violation of Section 6.1.

4.9                               Tangible Assets.  The Company has good and marketable title to, a valid leasehold interest in or a valid license to use all of the tangible properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet, or acquired thereafter (the “Tangible Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances.  The Tangible Assets are in good operating condition (normal wear and tear excepted) and are fit for the purpose for which they are currently being used.

4.10                        Contracts and Commitments.

(a)                                 Section 4.10 of the Disclosure Schedules lists a true, correct and complete list of the Material Contracts.

(b)                                 True, correct and complete copies of all Material Contracts, together with all amendments, waivers, or other changes thereto, have been made available to Parent.  Each Material Contract is a valid and binding obligation of the Company, and, to the Knowledge of the Company, the other parties thereto, enforceable against them in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  There are no material breaches or defaults by the Company under any Material Contract or, to the Knowledge of the Company, by any other party thereto, and no event has occurred which, with the passage of time, the giving of notice or both, would constitute a material breach or default by the Company under any Material Contract or, to the Knowledge of the Company, by any other party thereto, or would cause the acceleration of any material obligation under any Material Contract or the loss of any material rights under any Material Contract.  The Company has not received any written, or to the Knowledge of the Company oral, claim notices, dispute notices, show cause notices, cure notices or negative determinations of responsibility with respect to a Material Contract, and the Company has not given any such notice under any Material Contract.  All payment obligations and all other material obligations of the Company under each Material Contract required to be performed or fulfilled prior to the date hereof (including payments to any and all third parties or otherwise) have been fully performed or fulfilled.

4.11                        Permits.  The Company holds and is in material compliance with all terms and conditions of all material Permits required to be held for the conduct of its business as currently conducted. All such Permits are in full force and effect, and no event has occurred that would, with the passage of time, the giving of notice or both, constitute a default under any material Permits.  All applications for renewal of such Permits have been timely filed.  There is no pending action relating to, and to the Knowledge of the Company, there is no threatened, suspension, cancellation, or invalidation of any material Permits.  Section 4.11 of the Disclosure Schedule sets forth a complete list of such Permits, including the issuing authority and the expiration date of each of them.

4.12                        Litigation.

(a)                                 There is no, and in the past three (3) years there has not been any, material Action asserted or pending or, to the Knowledge of the Company, threatened by or against or affecting the Company or any of its properties, businesses or assets, and the Company is not subject to any outstanding material Order affecting its properties, businesses or assets.  There is no Action pending or, to the Knowledge of the Company, threatened, against the Company or affecting any of its respective properties, businesses or assets, which would have an adverse effect on the Company’s performance under this Agreement and the other Ancillary Agreements to which the Company is a party or the consummation of the transactions contemplated by this Agreement.  There is no material Action asserted or pending or, to the Knowledge of the Company, threatened, against any employee, officer or director of the Company in his or her capacity as such or otherwise relating to the Company or the business thereof.  The Company has not initiated, or currently intends to initiate, any material Action against any Person.

(b)                                 To the Knowledge of the Company, the Company is not the subject of any investigation by any Governmental Authority.

4.13                        Compliance with Law.  The Company is not in breach or default of any provisions of its Organizational Documents.  The Company and its officers and directors (in their capacities as such) have at all times during the past three (3) years complied in all material respects with, and is now in compliance in all material respects with, all Laws and Orders applicable to the Company.  The Company has not received any written, or to the Company’s Knowledge oral, notice regarding any material violation of Law or Order or of any obligation to bear any material cost for any remedial action.  There is not currently pending any internal investigation against the Company related to any potential violation of Law or Order.

4.14                        Books and Records.  The minute books of the Company contain records of all meetings, and actions taken by written consent of, the board of directors, and any committee thereof, of the Company.  At the Closing, the books and records of the Company will be in the possession of the Company.

4.15                        Intellectual Property.

(a)                                 Section 4.15(a) of the Disclosure Schedules sets forth a complete and accurate list of all Company Owned Intellectual Property consisting of (i) registered Marks and applications for registration of Marks, (ii) issued Patents and Patent applications, (iii) registered Copyrights and Copyright applications, and (iv) registered Domain Names (collectively, the items in (i) through (iv), the “Company Registered Intellectual Property”), (v) material common law or unregistered Marks, (vi) social media accounts held in the name of the Company, and (vii) Company Proprietary Software material to the business of the Company; in each case identifying (as applicable) the title or name of the Intellectual Property, registered owner(s) (and if such registered owner is not the legal owner, the legal owner as well), jurisdiction, application number and date, registration number and registration date, with respect to registered Domain Names, the applicable domain name registrar, and, with respect to registered or pending applications for Marks, class of goods and services.  All necessary registration, maintenance and renewal fees in connection with all Company Registered Intellectual Property have been paid in full (and no registration, maintenance or renewal fee is due within ninety (90) days after the Closing Date) and all necessary documents in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authority in any applicable jurisdiction for the purposes of maintaining such Company Registered Intellectual Property.  The Company Registered Intellectual Property is subsisting, valid and to the extent registered, enforceable.  No Related Party owns, directly or indirectly, other than through its ownership of shares of the Company, any Intellectual Property used or currently held for use by the Company in the conduct of its business.

(b)                                 The Company solely and exclusively owns free and clear of all Encumbrances other than Permitted Encumbrances, the Company Owned Intellectual Property.  All licenses that grant the Company the right to use or otherwise exploit any Intellectual Property from any Person are valid, binding and enforceable, and to the Knowledge of the Company, any licenses or other rights to use or otherwise exploit all Intellectual Property other than the Company Owned Intellectual Property used or held for use in, or otherwise necessary for, the operation of the Company’s business have been granted to the Company (the “Company Licensed Intellectual Property” and together with the Company Owned Intellectual Property, the “Company Intellectual Property”).  The Company’s conduct of its business as currently and formerly conducted, and the Company’s use of the Company Owned Intellectual Property, the Company Products or Services, and, to the Knowledge of the Company, the Company Licensed Intellectual Property, has not and does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person, nor constitute unfair competition or trade practices under the Laws of any jurisdiction.  The Company has not received any written notice, and no Action or proceeding has been instituted, settled or, to the Knowledge of the Company, threatened that (A) alleges any such infringement, dilution misappropriation or other violation or (B) challenges the validity or enforceability of any Company Owned Intellectual Property or the Company’s right to use or otherwise exploit any Company Intellectual Property or Company Products or Services.  The Company has not received any written notice that any Person is infringing upon or misappropriating, or has infringed upon or misappropriated any material Company Intellectual Property, and to the Knowledge of the Company, no Person is infringing upon, diluting, misappropriating or otherwise violating, or has infringed upon, diluted, misappropriated or otherwise violated the Company’s rights in any material Company Intellectual Property.  The Company Intellectual Property constitutes all of the Intellectual Property necessary for the current operation of the business of the Company, the foregoing not constituting a representation of non-infringement of any Intellectual Property of any third party.

(c)                                  The Company takes and has taken commercially reasonable steps to protect, maintain and enforce all Company Owned Intellectual Property and to preserve the confidentiality of any Trade Secrets comprised in Company Intellectual Property and other non-public or proprietary information pertaining to the Company or its business and services.  To the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Intellectual Property or other non-public or proprietary information pertaining to the Company or its business and services (other than pursuant to written confidentiality agreements).  All of the Company’s former and current employees, consultants, agents and other Persons who are provided with or otherwise have had and have access to any Trade Secrets or other non-public or proprietary information pertaining to the Company or its business and services have executed confidentiality agreements binding such employees, consultants, agents and other Persons to obligations of confidentiality with respect to such Trade Secrets or other non-public or proprietary information.  All of the Company’s former and current employees, consultants, agents and other Persons who have contributed to or participated in the conception or development of any Intellectual Property as part of such Person’s employment, consultancy or engagement with the Company (each such Person, a “Contributor”) have entered into valid and binding proprietary rights agreements with the Company assigning or vesting ownership of all such Intellectual Property in the Company.  Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to Company Owned Intellectual Property, nor has any Contributor made any assertions in writing to the Company with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion.  At no time during the conception of or reduction to practice of any Company Owned Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority, educational institution or private source, performing research sponsored by any Governmental Authority, educational institution or private source, or to the Knowledge of the Company utilizing the facilities of any Governmental Authority or educational institution, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third Person.  The Company has not been a member or promoter of, or contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Owned Intellectual Property.

(d)                                 The computer hardware, Software, web sites, mobile applications, servers, workstations, routers, hubs, switches, circuits, networks, communications networks, and other information technology systems used by the Company in the conduct of its business (collectively, the “Business Systems”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, (ii) have not malfunctioned or failed at any time in a manner that resulted in significant or chronic disruptions to the operation of the business of the Company, and (iii) are sufficient in all material respects for the conduct of the Company’s business as conducted on the date of this Agreement.  The Company maintains commercially reasonable security, data backup, disaster recovery and business continuity plans, procedures and facilities, and acts in compliance therewith.  The Company has taken commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the Business Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.  To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such Business Systems.  The Company uses reliable methods (including passwords) to ensure the correct identity of the users of its Software, databases, systems, networks and internet sites and the correct identity of its customers, and use reliable encryption (or equivalent) protection to guarantee the security and integrity of transactions executed through its Software and Business Systems.

(e)                                  The Company has complied at all times with all applicable Laws, and relevant agreements to which the Company is a party, regarding the collection, retention, use, acquisition, recording, storage, distribution, disposal, transfer, disclosure, processing and security of Personal Information, including, in each case, by obtaining all consent from, and giving all notices to, the Person subject of Personal Information to the fullest extent necessary.  All such Personal Information (whether automatically or manually recorded) held by the Company is adequate, relevant and not excessive for the purposes for which it is held and has not been kept for longer than necessary.  The Company has implemented and maintained a privacy policy regarding the collection, retention, use, acquisition, recording, storage, distribution, disposal, transfer, disclosure, processing and security of Personal Information in connection with the operation of its business and (i) the Company’s privacy practices are and have been in compliance with all such privacy policies at the time such privacy policy was in effect, (ii) the Company’s information security practices are and have been in compliance with any information security statements in its privacy policies at the time each such privacy policy was in effect and (iii) the Company has posted such privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by or on behalf of the Company.  No Person (including any Governmental Authority) has made any written or, to the Knowledge of the Company, oral claim or commenced any written or, to the Knowledge of the Company, oral Action, and, to the Knowledge of the Company, no claim or Action is threatened (y) alleging a violation of any Person’s privacy or confidentiality rights under the Company’s privacy policies or applicable Law or (z) with respect to the security, use, transfer or disclosure of Personal Information specifically.  The Company has fulfilled in compliance with applicable Law all requests from the subjects of Personal Information to access, remove or update such Personal Information stored by or on behalf of the Company.  Neither this Agreement, nor any other Transaction Document to which the Company is a party, nor the consummation of the Transactions will violate any of the Company’s applicable privacy policies as they currently exist or as they existed at any time during which any Personal Information was collected or obtained.  The Company has established and implemented policies, programs, procedures that conform with applicable industry practices and all requirements of Law, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.  To the Knowledge of the Company, the Company has not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any Personal Information in its possession, custody or control, or otherwise held or processed on its behalf.

(f)                                   To the extent that the Company receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data (“Cardholder Data”), the Company has implemented information security procedures, processes and systems that have at all times met or exceeded all applicable Laws related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable Governmental Authorities, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard).

(g)                                  The Company has not disclosed, licensed, made available or delivered to any escrow agent or any Person other than employees of the Company any of the Source Code for any Company Proprietary Software.  To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) legally entitles a Person to delivery, license, or disclosure of any Source Code for any Company Proprietary Software where such Person is not, as of the date of this Agreement, an employee of the Company.  Neither this Agreement, nor any other Transaction Document to which the Company is a party, nor the consummation of the Transactions will result in the disclosure to a third Person of any Source Code included in the Company Proprietary Software (including any release from escrow of any such Source Code).  Section 4.15(g) of the Disclosure Schedules lists all Open Source Software that has been incorporated into, combined with or linked to any Company Products or Service or Company Proprietary Software in any way, or from which any Company Products or Service or Company Proprietary Software was derived.  Section 4.15(g) of the Disclosure Schedules describes whether each Open Source Software program was incorporated into, combined with or linked to any such Company Products or Service or Company Proprietary Software (such description shall also include whether the Open Source Software was modified, distributed, conveyed or licensed out by the Company).  The Company has not used Open Source Software in any manner that does, or would be reasonably expected to, with respect to any Company Products or Service or any Company Proprietary Software, (i) require its disclosure or distribution in Source Code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof or (iv) create, or purport to create, other obligations for the Company that affect any Company Proprietary Software.  With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and are in material compliance with all applicable agreements with respect thereto.

(h)           To the Knowledge of the Company, no Company Proprietary Software or Business Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions:  disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (collectively, “Malicious Code”).  The Company implements reasonable measures designed to prevent the introduction of Malicious Code into Company Proprietary Software and Business Systems (if within the Company’s control), including firewall protections and regular virus scans.

4.16        Real Property.

(a)           The Company does not own or have any ownership interest in any real property.

(b)           Section 4.16(b) of the Disclosure Schedules lists all real property that is leased by the Company (the “Rental Real Estate”) and the leases, subleases and agreements by which such Rental Real Estate is leased (the “Leases”), true and complete copies of which have been made available to Parent.  With respect to each of the Leases and the Rental Real Estate:

(i)            The Company has valid leasehold title to the Rental Real Estate, free and clear of Encumbrances (other than Permitted Encumbrances) and enjoys peaceful and undisturbed possession under all such Leases;

(ii)           There are no leases, subleases, concessions or other agreements to which the Company is a party granting to any Person (other than any Employee or independent contractor of the Company) the right to use or occupancy of any portion of the Rental Real Estate, and no Person (other than the Company) occupies any part of the Rental Real Estate;

(iii)          The Leases represent the entire agreement between the Company and the applicable landlord relating to such applicable Rental Real Estate, and there are no other material agreements, written or oral, between the Company and such applicable landlord relating to the Rental Real Estate or the Company’s use, possession and occupancy of the Rental Real Estate;

(iv)          The Company has not collaterally assigned or granted any Encumbrance, other than Permitted Encumbrances, in any of the Leases; and

(v)           The Company and the applicable landlord are currently in material compliance with the terms of all Leases, all such Leases are in full force and effect, and no breach or default exists under any Lease.

(c)           The Company is not a party to any agreement or option to purchase any real property or interest therein.

4.17        Labor Matters.

(a)           Section 4.17(a) of the Disclosure Schedules sets forth a correct and complete list of all employees and individual consultants of the Company (other than directors), and each such individual’s current annual base salary or hourly wage rate, as applicable, bonus or commission opportunity, hire date, accrued vacation and paid-time-off, principal work location, leave status and status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position.  No executive or key employee of the Company has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company.

(b)           The Company has not violated any applicable Law or Order regarding the terms and conditions of employment of current or former employees or other labor or employment related matters, including any Law or Order relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety.  Without limiting the foregoing, the Company is in compliance in all material respects with all Employment Statutes.

(c)           The Company is not and has never been a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee.  There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, and there are no grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees.  The Company has not experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees in the past three years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.

(d)           (i) The Company has paid in full to all of its employees all payments due to such employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, and other compensation due to or on behalf of such employees and (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any current or former employee of the Company.

(e)           The Company has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes and has properly reported all compensation paid to such individuals for all purposes.

(f)            The Company has not implemented any employee layoffs in the past three years that would be reasonably likely to implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), or any similar Law.

4.18        Employee Benefit Plans.

(a)           Section 4.18(a) of the Disclosure Schedules sets forth a list of each Employee Benefit Plan.  Each Employee Benefit Plan complies in form and in operation, and has been administered in accordance with, its terms and the applicable requirements of ERISA, the Code and other applicable Laws, in all material respects. Other than routine claims for benefits, there is no Action pending or, to the Company’s Knowledge, threatened against or with respect to an Employee Benefit Plan and there is no fact or circumstance that would give rise to any such Action.  None of the Employee Benefit Plans is subject to Section 4975 of the Code or intended to qualify under Section 401(a) of the Code.

(b)           With respect to each Employee Benefit Plan, the Company has provided to Parent true and complete copies of: (i) each such Employee Benefit Plan, including all amendments thereto, the most recent summary plan description and summary of material modifications, and any other notice or description provided to employees (as well as any modifications or amendments thereto) and (ii) any non-routine correspondence with, and all filings, records and notices concerning audits or investigations by any Governmental Authority during the past three years.

(c)           No Employee Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has at any time sponsored, maintained, participated in, contributed to, or had any obligation (contingent or otherwise) with respect to any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).  No Employee Benefit Plan provides, and the Company does not have any obligation to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by the applicable requirements of Section 4980B of the Code or any similar state Law.  The obligations of all Employee Benefit Plans that provide health, welfare or similar insurance to any employees are fully insured by bona fide third-party insurers.

(d)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) result in or entitle any service provider of the Company to any payment or benefit or any loan forgiveness, (ii) accelerate the vesting, funding or time of payment of any compensation or other benefit or (iii) increase the amount or value of any payment, compensation or benefit to any such service provider.

(e)           With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.  None of any Employee Benefit Plan, the Company or, to the Company’s Knowledge, any Employee Benefit Plan fiduciary with respect to any Employee Benefit Plan, in any case, during the past three years has been the subject of an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(f)            The Company and its ERISA Affiliates are, and during all relevant times have been, in compliance in all material respects with the applicable requirements of (i) Section 4980B of the Code and any similar state Law, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws (including the proposed regulations) thereunder and (iii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and to the Company’s Knowledge, no circumstance exists or event has occurred, and no circumstance is expected to exist or event expected to occur, which reasonably could be expected to result in a material violation of, or material penalty or liability under, any of the foregoing.

(g)           The Company has not sponsored, maintained, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

4.19        Transactions with Certain Persons.  No Related Party (a) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor or customer of the Company (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (b) has any interest in any property, asset or right used, leased or operated by the Company; (c) has sold any assets or capital stock of any Person to the Company or (d) has outstanding any Indebtedness owed to the Company or is the obligee or beneficiary of any Liability of the Company (each of the foregoing a “Related Party Transaction”).

4.20        Insurance.  Section 4.20 of the Disclosure Schedules sets forth a complete and correct list of all insurance policies currently in force with respect to the Company (the “Insurance Policies”), including all “occurrence based” liability policies, all errors and omissions policies and all production package policies.  The Insurance Policies are in full force and effect and are valid, outstanding and enforceable.  All premiums due thereon have been timely paid and all claims under the Insurance Policies have been timely made.  No insurance claims of more than $25,000 have been made in the past three (3) years by the Company.  There are no claims outstanding made under any current or former insurance policy of the Company which has been denied by the insurer thereunder.  The Company has not been notified of any pending increase in the renewal or other premiums applicable to any of the Insurance Policies or that any of such Insurance Policies will not be renewed on substantially the same terms or at all.

4.21        Tax Matters.  Except as otherwise set forth in Section 4.21 of the Disclosure Schedules:

(a)           The Company has duly and timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed (taking into account any applicable extensions to file such Tax Returns).  All such Tax Returns are complete and accurate in all material respects.  All Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Returns) have been timely paid.  Except for United States federal and state income Tax Returns for the Tax year ending 12/31/2015, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b)           The unpaid Taxes of the Company did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto), and since the date of the Latest Balance Sheet, the Company has not incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)           No outstanding deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority and there are no pending or threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any Liability in respect of Taxes of the Company.  There are no matters under discussion with any Governmental Authority , or known to the Company, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company.  No issues relating to Taxes of the Company were raised by the relevant Governmental Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d)           The Company has delivered or made available to Parent complete and accurate copies of federal and state income Tax Returns and all other material Tax Returns of the Company and its predecessors for all taxable years beginning on or after January 1, 2014, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessor of the Company) since December 31, 2013, with respect to Taxes of any type.  The Company (or any predecessor of the Company) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is still in effect, nor has any request been made in writing for any such extension or waiver.  No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes is currently in force or has been executed or filed with any Governmental Authority.

(e)           There are no Encumbrances for Taxes upon any property or asset of the Company (other than for current Taxes not yet due and payable).

(f)            All Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, by the Company have been timely withheld, collected, deposited or paid.

(g)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Governmental Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing, or any election under Section 108(i) of the Code.

(h)           There are no Tax sharing agreements, Tax allocation agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company.

(i)            The Company has not been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is the Company).  The Company does not have any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(j)            The Company (A) does not own and will not own at the Closing a “United States real property interest” within the meaning of Section 897(c) of the Code and (B) has not been, at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.  No amounts are required to be withheld pursuant to Section 1445 upon the First Merger pursuant to this Agreement.

(k)           The Company (i) has not been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has not been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (iii) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(l)            The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.  If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.  The Company has not participated, and does not plan to participate, in any Tax amnesty program.

(m)          The Company has not elected at any time to be treated as an “S corporation” within the meaning of Sections 1361 or 1362 of the Code (or any similar provision of state or local law).

(n)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code. The Company has not acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(o)           The Company is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement which is treated as a partnership for Tax purposes.

(p)           Each Employee Benefit Plan and each other contract, agreement, plan, program or arrangement maintained, established or entered into by the Company that constitutes a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been (i) operated in good faith compliance with Section 409A of the Code or an available exemption therefrom from January 1, 2005 through December 31, 2008 (to the extent in existence during such period) and (ii) maintained and operated, since January 1, 2010 (to the extent in existence since such date), in documentary and operational compliance with Section 409A or the Code.  No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company as a result of the operation of Section 409A of the Code.

(q)           Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) may result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(r)            There is no Contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G or 4999 of the Code.

(s)            With respect to all shares of the Company Common Stock issued in connection with the performance of services subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, such substantial risk of forfeiture has lapsed.

Notwithstanding anything to the contrary in this Agreement, the Company provides no representations as to the amount or usability of any net operating losses reflected on any Tax Returns of the Company.

4.22        Compliance with Environmental Laws.  The Company is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under any applicable Laws relating to environmental matters (“Environmental Laws”).  There are no claims, notices, civil, criminal or administrative Actions, inquiries, common law claims, or proceedings pending or, to the Knowledge of the Company, threatened against the Company that allege the violation of any Environmental Law.  The Company has not caused or contributed to a release of hazardous substances (as defined under applicable Environmental Law) including polychlorinated biphenyls, asbestos, lead paint or toxic mold in amounts or concentrations creating Liability under Environmental Law.  The Company has furnished to Parent all reports or communications (in written or electronic form) in its possession or the possession of lenders, insurers, consultants and advisors relating to compliance in respect of, or Liability under, Environmental Law.

4.23        Customers.

(a)           Section 4.23 of the Disclosure Schedules sets forth the top ten (10) customers of the Company (each, a “Material Customer”), based on the dollar amount of revenues earned by the Company for each of the two (2) most recent fiscal years and for the current fiscal year.

(b)           No Material Customer has given the Company or any of its Affiliates, officers, directors or employees notice that it intends to stop or materially alter its business relationship with the Company (whether as a result of the consummation of the Transactions or otherwise), or has during the past twelve (12) months decreased materially, or threatened to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company.  To the Company’s Knowledge, (i) no Material Customer intends to cancel or otherwise substantially modify its relationship with the Company or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company and (ii) no Material Customer has advised the Company of any material problem or dispute with such Material Customer.

4.24        Stockholder Approval.  The Company Stockholder Approvals are the only action of the Stockholders required to approve this Agreement and the Ancillary Agreements to which the Company is a party, the First Merger and the other transactions contemplated hereby and thereby.

4.25        No Brokers.  Neither the Company nor any of its officers, directors, employees, stockholders, representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Company, Parent or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the Parent SEC Reports, Parent, Merger Sub 1 and Merger Sub 2 hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

5.1          Organization of Parent and Merger Subs.  Parent, Merger Sub 1 and Merger Sub 2 are corporations duly organized and validly existing under the laws of the State of Delaware and have all organizational power and authority required to own, lease and license their assets and properties and carry on their businesses as presently conducted.  Parent, Merger Sub 1 and Merger Sub 2 are each duly qualified or licensed to do business as a foreign corporation and are in good standing in each jurisdiction where the character of the assets and properties owned, leased or licensed by them or the nature of their businesses makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not have a material adverse effect on Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement.

5.2          Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Parent consists of 75,000,000 shares of Parent Stock and 1,000,000 shares of preferred stock, $0.001 par value per share (“Parent Preferred Stock”).  As of June 28, 2016, (a) 38,739,233 shares of Parent Stock were issued and outstanding, (b) options to purchase 5,753,154 shares of Parent Stock were outstanding and (c) no shares of Parent Preferred Stock were issued and outstanding.  All outstanding shares of Parent Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.  Except as set forth above, as of June 28, 2016, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its subsidiaries to issue or sell any shares of capital stock or other securities of Parent or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(b)           Parent is the sole stockholder of Merger Sub 1 and Merger Sub 2.

5.3          Parent Stock.  The shares of Parent Stock issuable in the First Merger, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any pre-emptive rights.  The issuance of the Parent Stock pursuant to this Agreement will not be integrated with the issuance of any other equity interest under the Securities Act or the rules and regulations of the SEC thereunder, in either case so as to subject such offering, issuance, or sale of the Parent Stock to the registration provisions of the Securities Act.  Assuming the accuracy of the statements made by the Stockholders in the Accredited Investor Certifications, the offer, sale, and issuance of the Parent Stock pursuant to this Agreement will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

5.4          Interim Operations of Merger Subs.

(a)           Merger Sub 1 was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities other than those relating to this Agreement.  Merger Sub 1 has no liabilities or obligations other than those incident to its formation or pursuant to this Agreement and the Ancillary Agreements to which it is a party.

(b)           Merger Sub 2 was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities other than those relating to this Agreement.  Merger Sub 2 has no liabilities or obligations other than those incident to its formation or pursuant to this Agreement and the Ancillary Agreements to which it is a party.

5.5          Authorization.

(a)           Parent, Merger Sub 1 and Merger Sub 2 have all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Parent, Merger Sub 1 and Merger Sub 2 pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder.  The execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent’s Board of Directors.  Except for the filing of the First Certificate of Merger and Second Certificate of Merger with the Delaware Secretary of State, no other corporate proceedings on the part of Parent, Merger Sub 1 or Merger Sub 2 are necessary to authorize this Agreement and the Ancillary Agreements to which they are to be parties and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2 and is (assuming due authorization, execution and delivery by the Company), and upon execution and delivery of the Ancillary Agreements to which Parent, Merger Sub 1 and/or Merger Sub 2 are or will be parties, each of such Ancillary Agreements will be (assuming due authorization, execution and delivery by the other parties thereto), legal, valid and binding obligations of Parent, Merger Sub 1 and/or Merger Sub 2, as applicable, enforceable against Parent, Merger Sub 1 and/or Merger Sub 2, as applicable, in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)           The Board of Directors of each of Merger Sub 1 and Merger Sub 2, by written consent duly adopted prior to the date hereof, has resolved (x) that this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the Mergers, are fair to and in the best interests of Merger Sub 1 or Merger Sub 2, as applicable, and the stockholder of Merger Sub 1 or Merger Sub 2, as applicable, (y) approved and declared advisable this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Mergers, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL and (z) submitted this Agreement for adoption by Parent, as the sole stockholder of Merger Sub 1 or Merger Sub 2, as applicable.  Parent, as the sole stockholder of Merger Sub 1, has duly approved and adopted this Agreement and the First Merger.  Parent, as the sole stockholder of Merger Sub 2, has duly approved and adopted this Agreement and the Second Merger.

5.6          Consents and Approvals.  No Approval of any Governmental Authority or other Person is required to be made or obtained by Parent, Merger Sub 1 or Merger Sub 2 in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent, Merger Sub 1 and/or Merger Sub 2 is a party or the consummation of the transactions contemplated hereby or thereby, except for Approvals which if not obtained would not have a material adverse effect on Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement.

5.7          No Conflict or Violation.  Neither the execution and delivery of this Agreement and the Ancillary Agreements to which Parent, Merger Sub 1 or Merger Sub 2 is a party, nor the consummation of the transactions contemplated hereby or thereby by Parent, Merger Sub 1 or Merger Sub 2, does or will (a) violate, breach or be in conflict with any provisions of the Organizational Documents of Parent, Merger Sub 1 or Merger Sub 2; (b) with or without the passage of time, the giving of notice or both, violate, breach, result in a default under or be in conflict with any Contract to which Parent, Merger Sub 1 or Merger Sub 2 is a party or (c) violate any Law or any Order to which Parent, Merger Sub 1 or Merger Sub 2 is subject, which, in the case of clauses (b) or (c), would have a material adverse effect on Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement.

5.8          Parent SEC Reports. As of the time filed with the Securities and Exchange Commission (or, if amended or superseded by a filing, then on the date of such filing) none of the registration statements, proxy statements, and other statements, reports, schedules, forms, exhibits and other documents required to be filed by Parent with the Securities and Exchange Commission (“Parent SEC Reports”) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.9          Parent Financial Statements.  The audited and unaudited financial statements of Parent (including the related notes) included or incorporated by reference in the Parent SEC Reports (x) are based on the books and records of the Parent; (y) fairly present in all material respects the financial condition of the Parent as of the dates therein indicated and the results of operations and cash flows of the Parent for the periods therein specified (subject, in the case of any unaudited balance sheet, to customary year-end adjustments); and (z) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except any unaudited balance sheet does not contain footnotes required by GAAP or as may be indicated in the notes thereto).  Parent has complied with all SEC regulations regarding internal controls over financial reporting and has made all disclosures required thereby.

5.10        Litigation.  There is no material Action before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent, Merger Sub 1 or Merger Sub 2, or affecting any of their properties or assets which would have a material adverse effect on Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement.

5.11        Compliance with Laws.  Parent is not in breach or default of any provisions of its Organizational Documents.  Parent and its officers and directors (in their capacities as such) are in compliance with all Laws and Orders applicable to the Parent, except where failure to be in compliance would not have a Parent Material Adverse Effect.

5.12        Financing.  Parent will, when payments required under Section 2.5 become payable, have sufficient currently available funds on hand (including, for these purposes, funds that currently may be drawn down under lines of credit) to make such payments.

5.13        No Material Adverse Effect.  Between March 31, 2016 and the date of this Agreement, there has not occurred any Parent Material Adverse Effect.

5.14        Intellectual Property.  Except as would not have a Parent Material Adverse Effect:

(a)           The Parent and its subsidiaries own or possess valid and enforceable rights to use all trademarks, service marks, trade names, trade dress, domain names, patents, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), software, publicity rights, privacy rights and all other intellectual property (including all goodwill associated with, and registrations and applications for registration of, any of the foregoing) (collectively, “Parent Intellectual Property”) material to the conduct of the business of Parent and its subsidiaries taken as a whole, as conducted or proposed to be conducted, and the conduct of their respective businesses does not infringe, misappropriate, or violate any intellectual property rights of others in any material respect.  To Parent’s actual knowledge, no party has materially infringed, misappropriated or otherwise violated any Intellectual Property owned by or exclusively licensed to Parent or any of its subsidiaries.  There is no material pending, or to Parent’s actual knowledge, threatened, action, suit, proceeding or claim by others (A) alleging that Parent is infringing, misappropriating or otherwise violating any Intellectual Property of others, or (B) challenging Parent’s or its subsidiaries’ rights in or to, or the validity, enforceability, scope or ownership of, any Parent Intellectual Property owned by or licensed to Parent or its subsidiaries.

(b)                                 The Parent has complied at all times with all applicable Laws, and relevant agreements to which the Parent is a party, regarding the collection, retention, use, acquisition, recording, storage, distribution, disposal, transfer, disclosure, processing and security of Personal Information, including, in each case, by obtaining all consent from, and giving all notices to, the Person subject of Personal Information to the fullest extent necessary.  All such Personal Information (whether automatically or manually recorded) held by the Parent is adequate, relevant and not excessive for the purposes for which it is held and has not been kept for longer than necessary.  The Parent has implemented and maintained a privacy policy regarding the collection, retention, use, acquisition, recording, storage, distribution, disposal, transfer, disclosure, processing and security of Personal Information in connection with the operation of its business and (i) the Parent’s privacy practices are and have been in compliance with all such privacy policies at the time such privacy policy was in effect, (ii) the Parent’s information security practices are and have been in compliance with any information security statements in its privacy policies at the time each such privacy policy was in effect and (iii) the Parent has posted such privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by or on behalf of the Parent.  No Person (including any Governmental Authority) has made any written or, to the actual knowledge of the Parent, oral claim or commenced any written or, to the actual knowledge of the Parent, oral Action, and, to the actual knowledge of the Parent, no claim or Action is threatened (y) alleging a violation of any Person’s privacy or confidentiality rights under the Parent’s privacy policies or applicable Law or (z) with respect to the security, use, transfer or disclosure of Personal Information specifically.  The Parent has fulfilled in compliance with applicable Law all requests from the subjects of Personal Information to access, remove or update such Personal Information stored by or on behalf of the Parent.  Neither this Agreement, nor any other Transaction Document to which the Parent is a party, nor the consummation of the Transactions will violate any of the Parent’s applicable privacy policies as they currently exist or as they existed at any time during which any Personal Information was collected or obtained.  The Parent has established and implemented policies, programs, procedures that conform with applicable industry practices and all requirements of Law, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.  To the actual knowledge of the Parent, the Parent has not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any Personal Information in its possession, custody or control, or otherwise held or processed on its behalf.

(c)                                  To the extent that the Parent receives, processes, transmits or stores any Cardholder Data, the Parent has implemented information security procedures, processes and systems that have at all times met or exceeded all applicable Laws related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable Governmental Authorities, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard).

5.15                        Taxes.  Except as would not have a Parent Material Adverse Effect:

(a)                                 Parent has duly and timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed (taking into account any applicable extensions to file such Tax Returns).  All such Tax Returns are complete and accurate in all material respects.

(b)                                 All Taxes due and owing by Parent on or before the date hereof have been timely paid (or adequate reserves have been established therefor).

(c)                                  Parent has no knowledge of any assessments or adjustments relating to any Liability in respect of Taxes of Parent pending or threatened against Parent for any period.

5.16                        No Brokers.  None of Parent, Merger Sub 1 or Merger Sub 2, nor any of their respective representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Parent, Merger Sub 1 or Merger Sub 2 or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI.
COVENANTS

6.1                               Conduct of Business by the Company.  Between the date of this Agreement and the Closing Date, the Company shall conduct its business in the ordinary course of business consistent with past practice, including using commercially reasonable efforts to preserve business relationships with customers, suppliers, employees and others having business relationships with the Company, and shall not take any action inconsistent with this Agreement or the consummation of the Closing.  Without limiting the generality of the foregoing, the Company shall not, except as consented to by Parent in writing or as expressly required by this Agreement:

(a)                                 issue any capital stock of the Company, or change the Company’s authorized or issued capital stock;

(b)                                 declare, set aside or pay any non-cash dividend or other non-cash distribution in respect of any capital stock of the Company or otherwise, split, combine or reclassify any capital stock of the Company or repurchase, redeem or otherwise acquire capital stock of the Company;

(c)                                  amend or make a change to the Organizational Documents of the Company;

(d)                                 (i) incur, amend, assume or guarantee any Indebtedness or make any loan, advance or capital contribution to or investment in any Person or (ii) create or assume any Encumbrances (other than Permitted Encumbrances) on any asset of the Company;

(e)                                  (i) make, change or revoke any Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any Tax accounting method, (iv) file any amended Tax Return, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, (vi) surrender any right to claim a Tax refund, (vii) settle or compromise any claim, notice, audit report or assessment in respect of Taxes or (viii) consent to any extension or waiver of any limitation period with respect to any Tax claim or assessment;

(f)                                   other than as required by Law or the terms of an Employee Benefit Plan in existence as of the date hereof, (i) increase or accelerate the vesting or payment of any compensation or benefits provided or payable or to become provided or payable to any officer, director, manager or employee of the Company, (ii) make any material change to, or terminate the employment (other than for cause) of, any management, supervisory or other key personnel of the Company or terminate the employment of or hire a material number of other employees of the Company, (iii) enter into any new or amend any existing employment, severance, retention or change in control agreement with any of its past or present officers, directors or employees or (iv) adopt, establish, amend or terminate any Employee Benefit Plan, or any agreement, plan, policy or arrangement that would constitute an Employee Benefit Plan if it were in existence on the date hereof;

(g)                                  (i) purchase, acquire, license, sell, lease, dispose of, or transfer any assets that are individually or in the aggregate, material to the Company or (ii) merge, consolidate, reorganize, restructure, or enter into any business combination;

(h)                                 accelerate, amend or terminate (other than in connection with their present expiration provisions) any Material Contract or enter into any Contract that would have been a Material Contract if entered into by the Company prior to the date hereof;

(i)                                     (A) cancel, compromise, waive or release any material right, debt or claim of any the Company; (B) settle or compromise any material Action; or (C) delay or postpone the payment of payables, any accelerate the payment of receivables;

(j)                                    enter into any Related Party Transaction;

(k)                                 make any capital expenditure, or commit to make a capital expenditure which are greater than $20,000 individually or $50,000 in the aggregate; or

(l)                                     authorize, commit or agree to take any of the actions prohibited by this Section 6.1.

6.2                               Company Stockholder Approvals; Stockholder Notice.

(a)                                 As promptly as possible following the execution of this Agreement, the Company shall deliver to Parent (i) a written consent of the Stockholders (including the Required Stockholders) holding at least a majority of the outstanding shares of Company Capital Stock (taken together as a single class) adopting and approving this Agreement, the First Merger and the other transactions contemplated hereby in accordance with the DGCL and the Company’s Organizational Documents (“Company Written Consent”) and (ii) a written consent of the Series B Preferred Stockholders consenting to and approving the First Merger as required by the Company’s Organizational Documents (together with the Company Written Consent, the “Company Stockholder Approvals”).

(b)                                 The Company shall promptly (and in any event prior to the Closing) deliver to any Stockholder who has not executed the Company Written Consent a notice that complies with Section 228(e) of the DGCL of the adoption and approval of this Agreement, the First Merger and the other transactions contemplated hereby by written consent, which notice shall also constitute the notice required by applicable Law that appraisal or similar rights may be available to the Stockholders who did not execute the Company Written Consent, under certain circumstances (the “Stockholder Notice”).  The Stockholder Notice shall be subject to review and approval by Parent which shall not be unreasonably withheld or delayed and shall include information regarding the Company, the terms of the Mergers and this Agreement, and any other information required by applicable Law.  The parties hereto acknowledge and agree that the Stockholder Notice is not intended or required for purposes of obtaining the requisite consent of this Agreement, the First Merger and the other transactions contemplated hereby and will therefore not contain the types of disclosures which would be required for seeking such consent.

6.3                               Termination of Certain Agreements.  Prior to the Closing, the Company shall take all actions necessary to terminate as of the Closing, and shall cause to be terminated as of the Closing, the Contracts listed on Section 6.3 of the Disclosure Schedules (collectively, the “Terminated Agreements”), in each case without any further liability to or obligation of the Company or the First Surviving Corporation.

6.4                               Tax Matters.

(a)                                 Tax Returns.

(i)                                     The Company shall prepare and timely file, or cause to be prepared or timely filed, all Tax Returns of the Company that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date.  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company, except as required by applicable law.  At least ten (10) Business Days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(ii)                                  The Stockholder Representative shall timely prepare, or cause to be timely prepared, all Tax Returns for the Company for any periods ending on or prior to the Closing Date that are filed after the Closing Date and Parent shall cause the Company to file such Tax Returns.  Parent shall prepare and timely file all Tax Returns for the Company for any Straddle Periods.  At least ten (10) Business Days prior to the due date of any such Tax Return, the Stockholder Representative or Parent, as applicable, shall submit a copy of such Tax Return to Parent or Stockholder Representative, as applicable, for review and approval, which approval shall not be unreasonably withheld, delayed or conditioned.  The Stockholders shall be responsible for all Taxes relating to the Pre-Closing Tax Period payable in connection with such Tax Returns to the extent such Taxes have not been taken into account in determining the Working Capital.  The Stockholder Representative shall make the payment due to Parent for the Stockholders’ share of Taxes relating to the Pre-Closing Tax Period under this Section 6.4(a)(ii) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Governmental Authority.  For purposes of this Agreement, the pre-closing portion of any Taxes that are payable with respect to any Straddle Period will be (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(iii)                               Except as specifically provided in Section 6.4(b), neither Parent or the Second Surviving Corporation, nor any of its Affiliates shall (or after the Closing, shall cause or permit the Second Surviving Corporation to) file, amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)                                 Cooperation on Tax Matters.

(i)                                     Parent, the Second Surviving Corporation and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Return or Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent, the Second Surviving Corporation and the Stockholder Representative agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the relevant statutes of limitations (and, to the extent notified by Parent or Stockholder Representative, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give to the other Person reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Person so requests, the Second Surviving Corporation or the Stockholder Representative, as the case may be, shall allow the other Person to take possession of such books and records.

(ii)                                  Parent, the Second Surviving Corporation and the Stockholder Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)                                  Transfer Taxes.  All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne one-half by the Parent and one-half by the Stockholders.  Each of the Parent and the Stockholder Representative hereby agrees to file, or cause to be filed, in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes.  Each of the Parent and the Stockholder Representative shall provide to each other with evidence satisfactory to the receiving party that such Transfer Taxes have been paid by the Parent and (or on behalf of) the Stockholders, as applicable.

(d)                                 Tax Contests.

(i)                                     Each party shall promptly notify the other party in writing upon receipt by such party or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign audits, examinations, claims, assessments or administrative or court proceeding relating to Taxes of the Company (a “Tax Contest”) for which such party is entitled to seek, or is seeking or intends to seek, indemnification pursuant to this Agreement.

(ii)                                  Notwithstanding Article VIII, the Stockholder Representative shall have the right, in good faith, to control and to represent the interests of the Company in and with respect to any Tax Contest for any Tax period ending on or prior to the Closing Date and to employ counsel of its own choice for such purpose; provided, however, Parent shall be entitled to participate at its expense in or with respect to any such Tax Contest.  The Stockholder Representative shall have the right to settle or compromise, or agree to settle or compromise, either administratively or after the commencement of litigation, any Tax Contest for any Tax period ending on or prior to the Closing Date; provided, however, no such settlement, compromise or agreement shall be effectuated without Parent’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.  Parent shall have the right, in good faith, to control and to represent the interests of the Company in and with respect to any Tax Contest for any Straddle Period; provided, however, the Stockholder Representative shall be entitled to participate at its expense in or with respect to any such Tax Contest.  Parent shall have the right to settle or compromise, or agree to settle or compromise, either administratively or after the commencement of litigation, any Tax Contest for any Straddle Period; provided, however, no such settlement, compromise or agreement shall be effectuated without the Stockholder Representative’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

6.5                               FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent and that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3), together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing.

6.6                               Publicity.  Parent and the Company shall mutually agree upon a joint initial press release concerning this Agreement and the transactions contemplated hereby, which shall be disseminated at such time and in such manner as is agreed by Parent and the Company (not to be unreasonably withheld, conditioned or delayed).  After such initial press release is disseminated, the Company and Parent will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement (which shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements; provided, that, Parent may make any public statement to the press, analysts, investors, lenders, rating agencies, proxy advisory firms or those attending industry conferences or Parent conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

6.7                               Confidentiality.  As an owner of Company Capital Stock, each Stockholder has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information) of the businesses of the Company. By executing a Stockholder Transmittal Letter, each Stockholder agrees that unless such Stockholder first secures the written consent of an authorized representative of Parent, such Stockholder shall not (except on behalf of Parent or pursuant to the terms of such Stockholder’s employment agreement with the Company or Parent) use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Information relating to the business of the Company, except (a) to the extent necessary to comply with the Law, a Governmental Authority or a valid court order of a court with competent jurisdiction, in which event such Stockholder shall so notify Parent as promptly as is practicable (if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (b) to its auditors and attorneys and similar professionals (provided, that, such Stockholder shall be liable in the event that any such permitted recipients disclose any information that such Stockholder would be prohibited from disclosing pursuant to this provision); or (c) in order to enforce its rights pursuant to this Agreement.

6.8                               Waiver and Release.

(a)                                 By executing a Stockholder Transmittal Letter, each Stockholder, on behalf of itself and its Affiliates, officers, directors, partners, employees, members, managers, trustees, successors and assigns of each of them (but, for clarity, excluding the Company) (collectively, the “Releasors”) hereby unconditionally and irrevocably releases and discharges the Company, its Affiliates (including Parent), and the members, managers, employees, officers, directors, successors and assigns of each of them (collectively, the “Releasees”) in each case from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, at law, in equity or otherwise, whether now known or unknown, suspected or unsuspected, fixed or contingent or choate or inchoate, and whether or not concealed or hidden, which such Releasor ever had, now has or hereafter can, shall or may have against any Releasee for, upon or by reason of any matter, fact or circumstance occurring or arising at any time on or prior to the Closing Date in any way relating to the Company; provided, that, the foregoing shall not affect any rights that any Releasor may have pursuant to this Agreement or the Ancillary Agreements or any rights to indemnification or reimbursement under the Company’s Organizational Documents as in effect as of the date hereof.

(b)                                 By executing a Stockholder Transmittal Letter, each Stockholder, on behalf of itself and the other Releasors, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based upon any matter released pursuant to this Section 6.8.

6.9                               Exclusivity.  Between the date of this Agreement and the Closing Date, the Company shall not, directly or indirectly, through Affiliates or otherwise: (i) enter into any agreement for the sale, lease, pledge or other disposition of all or any significant part of the assets, or for the sale of any capital stock or other equity securities of the Company, or for a merger, consolidation or other acquisition proposal involving the Company with any other party, or enter into any transaction similar to the foregoing in format or purpose, with any party other than Parent; (ii) issue, sell, pledge, or otherwise transfer or dispose of any shares, notes or other securities of the Company to any party other than to Parent; (iii) enter into any transaction outside the ordinary course of business consistent with past practices in contemplation of any transaction described above with any party other than Parent or (iv) encourage, initiate, solicit, discuss, consider, pursue, provide information to or negotiate with any party, other than Parent, to do any of the foregoing.

6.10                        Indemnification of Directors and Officers.

(a)                                 For a period of six years from and after the Closing Date, Parent shall cause the Second Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company (the “Covered Parties”) to the same extent and in the same manner and subject to the same limits as such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Organizational Documents of the Company and any indemnification agreements set forth on Section 6.10 of the Disclosure Schedules, for acts or omissions occurring at or prior to the Closing Date.

(b)                                 Prior to the Closing Date, the Company may purchase tail insurance coverage for the Company’s directors and officers in a form reasonably acceptable to the Company and Parent, which provides such directors and officers with coverage for six years following the Closing Date with respect to claims arising out of acts or omissions occurring at or prior to the Closing Date (the “D&O Tail Policy”). For the avoidance of doubt, the Company shall bear the cost of obtaining the D&O Tail Policy and such cost shall be included in Transaction Expenses.

(c)                                  The covenants contained in this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to law, contract or otherwise.

(d)                                 In the event that the Second Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Second Surviving Corporation or any of its respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 6.10.

6.11                        Further Assurances.  Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder and (c) to cooperate with each other in connection with the foregoing.

6.12                        Legal Representation.  All communications involving attorney-client confidences among the Company Entities and Snell & Wilmer L.L.P. in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement will be deemed to be attorney-client confidences that belong solely to the Stockholders (and not the First Surviving Corporation, Second Surviving Corporation or its subsidiaries or Affiliates, including Parent) and may be controlled by the Stockholder Representative.  Without limiting the generality of the foregoing, upon and after the Closing, (a) the Stockholders and their Affiliates (and not the First Surviving Corporation, Second Surviving Corporation or its subsidiaries or Affiliates, including Parent) will be the sole holders of the attorney-client privilege with respect to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (collectively, the “Pre-Merger Communications”), and none of the First Surviving Corporation, Second Surviving Corporation or its subsidiaries or Affiliates (including Parent) will be a holder thereof, (b) to the extent that files of Snell & Wilmer L.L.P. with respect to the negotiation, documentation and consummation of the transactions contemplated by this Agreement constitute property of the client, only the Stockholders and their Affiliates will hold such property rights and (c) Snell & Wilmer L.L.P. will not have any duty whatsoever to reveal or disclose the Pre-Merger Communications or files pertaining to the Pre-Merger Communications to the First Surviving Corporation, Second Surviving Corporation or any of its subsidiaries or Affiliates (including Parent) by reason of any attorney-client relationship between any of Snell & Wilmer L.L.P. and the Company or otherwise.  Notwithstanding the foregoing, in the event that a dispute arises between the First Surviving Corporation, Second Surviving Corporation or their subsidiaries or Affiliates, including Parent, on the one hand, and a third party other than the Stockholders, on the other hand, Parent may assert the attorney-client privilege to prevent the disclosure of the Pre-Merger Communications to such third party or waive such privilege if desired in connection with resolving such dispute.  In the event that Parent is legally required or requested by governmental order or otherwise (any such request or order, a “Legal Request”) to access or obtain a copy of all or a portion of the Pre-Merger Communications, Parent shall be entitled to access or obtain a copy of and disclose the Pre-Merger Communications to the extent necessary to comply with any such Legal Request.  In the event of any Legal Request, Parent shall promptly notify the Stockholder Representative in writing (prior to the disclosure by Parent of any Pre-Merger Communications to the extent practicable) so that the Stockholder Representative can seek a protective order and Parent agrees to use all commercially reasonable efforts (at the sole cost and expense of the Stockholder Representative) to assist therewith.

6.13                        Employee Benefits.

(a)                                 For a period of at least twelve (12) months following the Closing, the Parent shall or shall cause the Company to provide each employee who remains employed immediately after the Closing (“Company Continuing Employee”), while such Company Continuing Employee remains employed, with: (i) subject to the terms of any employment agreements to be entered into in connection with the transactions contemplated by this Agreement, base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company as of April 29, 2016; and (ii) other cash compensation and employee benefits that are substantially comparable in the aggregate to those provided by Parent to employees generally.

(b)                                 With respect to any employee benefit plan retained or maintained by Parent (collectively, “Parent Benefit Plans”) in which Company Continuing Employees participate effective as of the Closing, Parent shall, or shall cause the Company to, recognize all service of such Company Continuing Employees with the Company as if such service were with the Parent, for vesting and eligibility purposes in any Parent Benefit Plan and, to the extent included as a current liability in Working

Capital, honor all vacation, paid time off, holiday and sick time accrued and unused by each such Company Continuing Employee as of the Closing, in each case, except as would result in a duplication of benefits. In addition, with respect to each Parent Benefit Plan in which Company Continuing Employees participate effective as of the Closing that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent shall use commercially reasonable efforts to (i) cause to be waived any pre-existing condition exclusion, waiting periods, or evidence of insurability requirements that apply to such Company Continuing Employees and (ii) provide each such Company Continuing Employee and his or her covered dependents with credit for any co-payments, deductibles and other out of pocket expenses incurred under the Company’s welfare benefit plan during the plan year in which the Closing Date occurs for purposes of satisfying the co-payments, deductibles and out-of-pocket expenses under the corresponding Parent Benefit Plans.

(c)                                  Nothing in this Section 6.13 shall (i) be construed as an amendment or other modification of any Employee Benefit Plan or Parent Benefit Plan, (ii) without limiting the generality of Section 10.17, give any third party any right to enforce the provisions of this Agreement or (iii) limit the right of Parent, any of its Subsidiaries or the Company to amend, terminate or otherwise modify any Company Benefit Plan or Parent Benefit Plan.

6.14                        280G Matters.  The Company shall, prior to the Closing Date, (i) obtain waivers of any “excess parachute payment” (within the meaning of Section 280G of the Code) from each person who has or may have a right to any payments and/or benefits that could be deemed to constitute “excess parachute payments” as a result of or in connection with the transactions contemplated by this Agreement and (ii) solicit the approval of the stockholders of the Company in compliance with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments and/or benefits (including payments and benefits waived pursuant to the preceding clause) that could, as a result of or in connection with the transactions contemplated by this Agreement be deemed to constitute “excess parachute payments.”  To the extent required to comply with the provisions of the preceding sentence, the Company shall deliver, among other items, to its stockholders a disclosure statement intended to satisfy the shareholder approval requirements of Section 280G(b)(5)(B) of the Code.  The form of waiver, solicitation of approval, and disclosure materials shall be subject to the approval of Parent, such approval not to be unreasonably withheld, conditioned or delayed.

ARTICLE VII.
CONDITIONS TO CLOSING

7.1                               Conditions to the Obligations of Each Party.  The respective obligation of each party to consummate the Closing shall be subject to the satisfaction (or waiver in writing by each party to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)                                 The Company Stockholder Approvals shall have been obtained.

(b)                                 No Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Authority that prohibits or enjoins the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(c)                                  No Action by any Governmental Authority or other Person shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the Ancillary Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby.

7.2                               Conditions to Obligations of the Company.  The obligation of the Company to consummate the Closing shall be subject to the satisfaction (or waiver in writing by the Company to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)                                 Each of the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 contained in this Agreement, without giving effect to any qualification as to materiality contained therein, shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that any such untruth or incorrectness would not, individually or in the aggregate, have a material adverse effect on Parent’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement or the Ancillary Agreements, and Parent shall have delivered to the Company a certificate of an executive officer of Parent to such effect.

(b)                                 Each of the covenants and agreements contained in this Agreement to be performed by Parent, Merger Sub 1 or Merger Sub 2 at or before the Closing shall have been performed in all material respects by Parent, Merger Sub 1 or Merger Sub 2, as applicable, and Parent shall have delivered to the Company a certificate of an executive officer of Parent to such effect.

(c)                                  The Company shall have received from Parent, Merger Sub 1 and Merger Sub 2, as applicable, each of the items set forth in Section 3.2(a) hereof.

7.3                               Conditions to Obligations of Parent, Merger Sub 1 and Merger Sub 2.  The respective obligation of Parent, Merger Sub 1 and Merger Sub 2 to consummate the Closing shall be subject to the satisfaction (or waiver in writing by Parent to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)                                 Each of the representations and warranties of the Company (i) contained in this Agreement (other than in Section 4.2), without giving effect to any qualification as to materiality contained therein, shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that any such untruth or incorrectness would not, individually or in the aggregate, result in a Company Material Adverse Effect and (ii) contained in Section 4.2 shall be true and correct (except for de minimis inaccuracies) as of the date hereof and shall be true and correct (except for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have delivered to Parent a certificate of an executive officer of the Company to such effect.

(b)                                 Each of the covenants and agreements contained in this Agreement to be performed by the Company at or before the Closing shall have been performed in all material respects by the Company, and the Company shall have delivered to Parent a certificate of an executive officer of the Company to such effect.

(c)                                  Since the date hereof, there shall not have been a Company Material Adverse Effect, and the Company shall have delivered to Parent a certificate of an executive officer of the Company to such effect.

(d)                                 The sum of (i) the aggregate consideration payable to Company Optionholders pursuant to Section 2.3 and (ii) the Unaccredited Common Consideration shall not exceed the Estimated Cash Amount.

(e)                                  Parent shall have received sufficient Accredited Investor Certifications, duly completed and executed by the applicable Stockholders, to establish that the condition set forth in Section 7.3(d) has been satisfied.

(f)                                   Parent shall have received from the Company each of the items set forth in Section 3.2(b) hereof.

ARTICLE VIII.
INDEMNIFICATION; REMEDIES

8.1                               Survival of Representations, Etc.  All of the representations and warranties made by any party in this Agreement shall survive the Closing for a period of eighteen months following the Closing Date (except that the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Capitalization), 4.3 (Authorization), Sections 4.18 (Employee Benefit Plans), 4.21 (Tax Matters), 4.24 (Stockholder Approval), 4.25 (No Brokers), 5.1 (Organization), 5.2 (Capitalization), 5.3 (Parent Stock), 5.5 (Authorization), and 5.16 (No Brokers) shall survive until 30 days following the expiration of the applicable statute of limitations (with extensions) (such representations and warranties collectively, the “Fundamental Representations”)).  The covenants and agreements of the parties to be performed prior to the Closing Date shall survive the Closing for a period of eighteen months following the Closing Date.  The covenants and agreements of any party to be performed or observed on or following the Closing shall survive the Closing until fully performed in accordance with their terms. Notwithstanding the foregoing, if written notice of a claim has been given on or prior to the applicable survival date for the representation, warranty, covenant or agreement on which such claim is based, then such representation, warranty, covenant or agreement shall survive as to such claim, and such claim only, until final determination and satisfaction of such claim.

8.2                               Indemnification.

(a)                                 By the Equityholders.  Each of the Stockholders and the Company Optionholders, severally and not jointly (in accordance with the second paragraph of this Section 8.2(a)), shall indemnify, save and hold harmless Parent, Merger Sub 1, Merger Sub 2, the Company and each of Parent’s Affiliates and subsidiaries (including, following the Closing, the First Surviving Corporation and the Second Surviving Corporation), and each of their respective representatives (collectively, the “Parent Indemnitees”), from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) any breach or inaccuracy of any representation or warranty made by the Company in Article IV (in each case, without giving effect to materiality qualifications or material adverse effect qualifications with respect to the calculation of the amount of Losses incurred by a Parent Indemnitee but not with respect to determining whether a breach has occurred); (ii) any breach of any covenant or agreement required to be performed by the Company prior to the Closing in this Agreement; (iii) any claim or allegation that any Company Stockholder or Company Optionholder is entitled to any amount in connection with the First Merger (other than, with respect to a Company Stockholder or Company Optionholder, the consideration allocable to such Company Stockholder or Company Optionholder in accordance with Article II hereof and as set forth in the Closing Consideration Schedule); (iv) any Excess Dissenting Share Payments; (v) any Indemnified Taxes; (vi) the matters set forth on Section 8.2(a)(vi) of the Disclosure Schedules or (vii) the matters set forth on Section 4.21(f) of the Disclosure Schedules.

For purposes of clarifying the meaning of “several” indemnification by each Stockholder and Company Optionholder under this Section 8.2(a), (x) any portion of the Escrow Amount that is distributed to a Parent Indemnitee pursuant to this Article VIII shall be deemed to have been “severally” recovered from all of the Stockholders and Company Optionholders, (y) with respect to claims for indemnification under this Section 8.2(a) that are not recovered from the Escrow Account, if any indemnification payment is owed, each Stockholder’s indemnification obligation pursuant to this Article VIII shall be equal to such Stockholder’s Pro Rata Portion of the applicable Losses with respect to such claim and (z) no Company Optionholder shall have any liability with respect to claims for indemnification under this Section 8.2(a) that are not recovered from the Escrow Account.

(b)                                 By Parent.  Parent shall indemnify, save and hold harmless the Stockholders, their Affiliates and subsidiaries and each of their respective representatives (collectively, the “Stockholder Indemnitees”), from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) any breach or inaccuracy of any representation or warranty made by Parent, Merger Sub 1 or Merger Sub 2 in Article V (in each case, without giving effect to materiality qualifications with respect to the calculation of the amount of Losses incurred by a Stockholder Indemnitee but not with respect to determining whether a breach has occurred) or (ii) any breach of any covenant or agreement made by Parent, Merger Sub 1 or Merger Sub 2 in this Agreement.

8.3                               Limitations on Indemnity.

(a)                                 (i) No amount shall be payable to the Parent Indemnitees in satisfaction of claims for indemnification pursuant to Section 8.2(a)(i) unless and until the aggregate amount of all Losses of the Parent Indemnitees arising therefrom exceeds an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000) (the “Deductible”), at which time the Parent Indemnitees shall have the right to recover all Losses in excess of the Deductible, subject to the other limitations set forth in this Article VIII, and (ii) the aggregate liability of the Equityholders with respect to claims for indemnification by the Parent Indemnitees pursuant to Section 8.2(a)(i) shall not exceed an amount equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Cap”); provided, however, that such limitations shall not apply to indemnification claims for breaches of the Fundamental Representations or in the case of fraud, intentional misrepresentation or willful misconduct.

(b)                                 (i) No amount shall be payable to the Stockholder Indemnitees in satisfaction of claims for indemnification pursuant to Section 8.2(b)(i) unless and until the aggregate amount of all Losses of the Stockholder Indemnitees arising therefrom exceeds an amount equal to the Deductible, at which time the Stockholder Indemnitees shall have the right to recover all Losses in excess of the Deductible, subject to the other limitations set forth in this Article VIII and (ii) the aggregate liability of Parent with respect to claims for indemnification by the Stockholder Indemnitees pursuant to Section 8.2(b)(i) shall not exceed an amount equal to the Cap; provided, however, that such limitations shall not apply to indemnification claims for breaches of the Fundamental Representations or in the case of fraud, intentional misrepresentation or willful misconduct.

(c)                                  (i) No Stockholder shall be liable to any Parent Indemnitee pursuant to this Article VIII for any Losses in excess, in the aggregate, of the total value of the consideration payable to such Stockholder hereunder (including such Stockholder’s allocable portion of the Escrow Amount and valuing each share of Parent Stock at the Parent Stock Value), except in the case of fraud (and in the event of fraud, only with respect to the Stockholder who committed such fraud) and (ii) Parent shall not be liable to the Stockholder Indemnitees pursuant to this Article VIII for any Losses in excess, in the aggregate, of the total value of the consideration payable to the Stockholders hereunder (including the Escrow Amount and valuing each share of Parent Stock at the Parent Stock Value), except in the case of fraud.

8.4                               Direct Claims Indemnification Procedures.

(a)                                 If a Person is entitled to indemnification hereunder (an “Indemnified Party”), the Indemnified Party shall deliver a written demand (a “Claim Certificate”) to Parent (in the case of an indemnification claim from a Stockholder Indemnitee) or the Stockholder Representative (in the case of an indemnification claim from a Parent Indemnitee), as applicable (each, an “Indemnifying Party”), which Claim Certificate shall contain a description of, and if reasonably determinable at the time such demand is delivered, the amount of any Losses incurred or reasonably expected to be incurred by such Indemnified Party and a reasonable explanation of the basis therefor.  The failure to provide such notice to the Indemnifying Party shall not affect the Indemnifying Party’s obligations under this Article VIII except and only to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)                                 In the event that the Indemnifying Party does not, within thirty (30) days of the receipt thereof, object to any claim or claims made in any Claim Certificate pursuant to the terms hereof, the Indemnifying Party shall deliver or cause to be distributed by the Escrow Agent, as applicable, to the Indemnified Party an amount equal to the Losses set forth in the Claim Certificate arising out of any claim or claims that are not objected to by the Indemnifying Party.

(c)                                  In case the Indemnifying Party shall object in writing to any claim or claims made in any Claim Certificate, the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by the applicable Parties, and the Indemnifying Party shall deliver or cause to be distributed by the Escrow Agent, as applicable, to the Indemnified Party the amount set forth in such memorandum in accordance with the terms thereof.  In the event that the Parties are not able to reach an agreement, or the memorandum contains an agreement as to only a portion of the Losses in question, the parties may resolve such dispute in the manner provided in Section 10.5.

8.5                               Defense of Third-Party Claims.

(a)                                 A party seeking indemnification hereunder in connection with a claim by any Person other than the Indemnified Party (a “Third-Party Claim”) shall provide prompt notice of such Third-Party Claim to Parent (in the case of an indemnification claim from a Stockholder Indemnitee) or the Stockholder Representative (in the case of an indemnification claim from a Parent Indemnitee), as applicable, which notice describes in reasonable detail such Third-Party Claim and copies of all material evidence and correspondence in connection therewith (a “Third-Party Claim Notice”); provided, that, the failure to provide such Third-Party Claim Notice shall not affect an Indemnifying Party’s obligations under this Article VIII except and only to the extent that an Indemnifying Party is materially prejudiced by such failure.  Subject to the last sentence of this Section 8.5(a), the Indemnifying Party shall have the right, in its discretion and at its expense, to participate in and control the defense or settlement of such Third-Party Claim with counsel reasonably acceptable to the Indemnified Party; provided, that, the Indemnifying Party may control the defense or settlement of such Third-Party Claim only if (i) the claim does not seek an injunction or other equitable relief; (ii) the claim does not involve criminal allegations, a Governmental Authority, or any material supplier, customer, or other partner to the business conducted by the Company; (iii) the Indemnifying Party admits that such Third-Party Claim is indemnifiable pursuant to this Article VIII and that the Indemnifying Party will pay any Losses arising therefrom (subject to the limitations in this Article VIII); (iv) such Indemnifying Party assumes the defense of such Third-Party Claim within thirty (30) days of receipt by the Indemnifying Party of notice of such Third-Party Claim and a reasonable description of such Third-Party Claim; (v) such Indemnifying Party conducts the defense of the Third-Party Claim diligently and (vi) the Indemnifying Party is not a party to the Third-Party Claim and counsel for the Indemnifying Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation.  If the Indemnifying Party assumes the defense of such Third-Party Claim, (A) the Indemnified Party shall, at its own cost and expense, be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose and (B) the Indemnifying Party shall keep the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim.  Notwithstanding anything to the contrary in this Agreement, control of the defense of any Third-Party Claim related to the matters set forth on Section 8.2(a)(vi) of the Disclosure Schedules shall be determined as set forth on Section 8.2(a)(vi) of the Disclosure Schedules.

(b)                                 Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, neither party shall not admit to any Liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third-Party Claim for which indemnity is sought without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the other party; provided, that, an Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (i) is for only money damages, the full amount of which shall be paid by the Indemnifying Party, and (ii) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third-Party Claim.

(c)                                  If the Indemnifying Party does not control the defense of the Third-Party Claim (or at any time ceases to become eligible to control the defense pursuant to Section 8.5(a)), (i) the Indemnified Party may defend against, and consent to the entry of any judgment or, subject to Section 8.5(b), enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) to the extent the Indemnifying Party is liable for such Losses under this Article VIII, the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including reasonable fees and expenses of counsel engaged by the Indemnified Party and (iii) to the extent the Indemnifying Party is liable for such Losses under this Article VIII, the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer, sustain or become subject to, as result of, arising out of, relating to or in connection with the Third-Party Claim to the fullest extent provided in this Article VIII.

8.6                               Effect of Knowledge or Waiver of Condition.  The right to indemnification, payment of Losses or other remedy based on any representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedies based on such representations, warranties, covenants and agreements.

8.7                               Escrow Amount.

(a)                                 If a Parent Indemnitee is entitled to indemnification hereunder pursuant to Section 8.2(a), such Parent Indemnitee shall first recover any Losses from the Escrow Account, and to the extent the Losses recoverable exceed the then-remaining Escrow Amount, such Parent Indemnitee may, subject to the limitations set forth in this Article VIII, recover any remaining Losses directly from the Stockholders severally but not jointly in accordance with Section 8.2(a). With respect to Losses recovered from the Escrow Account, Parent shall (i) recover 36% of the Losses from the Cash Escrow Amount and (ii) recover 64% of the Losses from the Stock Escrow Amount; provided, that, to the extent that either the Cash Escrow Amount or the Stock Escrow Amount has been exhausted, or Losses recoverable in accordance with the foregoing sentence exceed the then-remaining available amount of either the Cash Escrow Amount or the Stock Escrow Amount, the foregoing sentence shall not apply, and Parent shall be permitted to recover Losses from any amount of cash or Parent Stock remaining from either the Cash Escrow Amount or the Stock Escrow Amount; and provided, further, that Losses recoverable in respect of the matters set forth on Section 4.21(f) of the Disclosure Schedules shall be recoverable solely from the Cash Escrow Amount.

(b)                                 Within five Business Days after the resolution of any claim for indemnification for which a Parent Indemnitee is entitled to recover Losses from the Escrow Account, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver from the Escrow Account to such Parent Indemnitee the amount of such Losses.  Within five Business Day after the resolution of any claim for indemnification for which a Parent Indemnitee is entitled to recover Losses directly from a Stockholder, such Stockholder shall deliver to such Parent Indemnitee the amount for which it is directly responsible.

8.8                               No Contribution.  No Equityholder shall have, and no Equityholder shall exercise or assert (or attempt to exercise or assert), any right of contribution or reimbursement from, subrogation to, or right of indemnity against the First Surviving Corporation or the Second Surviving Corporation, in connection with any indemnification obligation to a Parent Indemnitee to which such Equityholder may become subject under or in connection with this Agreement.  No Equityholder shall assert any claims against any directors and officers insurance policy maintained or to be maintained by or for the benefit of the Company, the First Surviving Corporation or the Second Surviving Corporation in respect of amounts due by the Stockholder to any Parent Indemnitee under this Article VIII or otherwise in connection with this Agreement.  From and after the First Effective Time, the Equityholders, hereby irrevocably waive and release the First Surviving Corporation and the Second Surviving Corporation from any such right of contribution or right of indemnity from or against the First Surviving Corporation and the Second Surviving Corporation with respect to indemnification payments to Parent Indemnitees pursuant to this Agreement.

8.9                               Indemnification Sole Remedy.  Except (a) for the ability of the parties to obtain equitable remedies in connection with any breach or threatened breach of any of the covenants and agreements of the parties set forth herein; (b) in the case of fraud, intentional misrepresentation or willful misconduct by any party and (c) with respect to Section 6.7 or Section 6.8, (i) the indemnification rights provided pursuant to this Article VIII shall be the sole and exclusive remedies of the Parent Indemnitees and the Stockholder Indemnitees and each of their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of any representations and warranties and covenants and agreements contained in this Agreement and the matters set forth on Section 8.2(a)(vi)  and Section 4.21(f) of the Disclosure Schedules; and (ii) each of the foregoing hereby irrevocably waives any right to any remedy relating to any such breach or Losses from the matters set forth on Section 8.2(a)(vi)  and Section 4.21(f) of the Disclosure Schedules other than the indemnification rights provided pursuant to this Article VIII (whether by contract, common law, statute, regulation or otherwise).

8.10                        Tax Consequences of Payments.  Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII (or pursuant to Section 6.4) will be treated as adjustments to the purchase price for all federal, state, local and foreign Tax purposes, and the parties shall file their respective Tax Returns accordingly and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

8.11                        Losses Net of Insurance.  Any Losses otherwise indemnifiable under this Article VIII shall be reduced by the amount of insurance proceeds and any indemnity, contribution or other similar payments actually recovered by a Parent Indemnitee or a Stockholder Indemnitee, as applicable, in respect of such Losses (but net of costs of collection, deductibles and premium increases resulting from such recovery).  Prior to seeking indemnification under this Agreement, a Parent Indemnitee or

Stockholder Indemnitee, as applicable, shall consider in good faith seeking recovery under applicable insurance policies or indemnity, contribution or other similar agreements for any Losses to the same extent it would if such Loss were its own and not subject to indemnification under this Agreement; provided, that, for the avoidance of doubt, a Parent Indemnitee or Stockholder Indemnitee shall not be subject to any liability for failing to seek recovery under any insurance policy prior to seeking indemnification under this Agreement.

ARTICLE IX.
TERMINATION

9.1                               Termination.  This Agreement may be terminated at any time prior to Closing:

(a)                                 By mutual written consent of Parent and the Company; or

(b)                                 By Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred on or before July 5, 2016; provided, that, the right to terminate this Agreement under this Section 9.1(b) shall not be available to either party if such party’s breach of any of its obligations under this Agreement caused, or resulted in, the failure of the Closing to occur on or before such date.

9.2                               Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate without any Liability of either party to the other party, except that any such termination of this Agreement shall not relieve: (a) any party of its liability to the other parties with respect to any fraud by such party or material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or the Ancillary Agreements, in each case occurring prior to such termination; (b) Parent and the Company of their respective obligations under the Confidentiality Agreement or (c) the parties obligations under Section 6.6 and Article X.

ARTICLE X.
MISCELLANEOUS

10.1                        Defined Terms.  As used herein, the terms below shall have the following meanings.  Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accredited Investor” means a Person that (a) is, as of the First Effective Time, an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act and (b) delivers an Accredited Investor Certification to Parent by June 28, 2016 (such date, the “Certification Deadline).

“Accredited Investor Consideration” shall mean (a) the Aggregate Closing Consideration Value minus (b) the Unaccredited Common Consideration.

“Action” shall mean any action, complaint, claim, suit, litigation, proceeding, arbitral action, governmental audit, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint.

“Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person.  For purposes of this definition, “control,” when used with respect to any specified

Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Closing Consideration Value” shall mean (a) the product of (i) Total Parent Shares multiplied by (ii) the reported closing price on the New York Stock Exchange of the Parent Stock on the day immediately prior to the Closing Date plus (b) the Estimated Closing Cash Amount.

“Ancillary Agreements” shall mean the Escrow Agreement, the Employment Agreements and all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Approval” shall mean any approval, authorization, release, consent, qualification, permit or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Cash” shall mean the aggregate amount of cash, bank deposits and marketable securities, in each case as defined in accordance with GAAP; provided, that “Cash” shall not include Restricted Cash.  For the avoidance of doubt, Cash shall (a) include checks, wires and drafts deposited for the account of the Company but not yet reflected as available proceeds in the Company’s account and (b) be reduced by the sum of (i) any outstanding checks issued by the Company and (ii) any cash overdrafts and negative balances in the Company’s account.

“Cash Amount” means an amount equal to (i) Forty-Five Million Dollars $(45,000,000); minus (ii) the Transaction Expenses; plus (iii) the amount (if any) by which Working Capital exceeds -$150,000; minus (iv) the amount (if any) by which -$150,000 exceeds the Working Capital plus (v) the Company Closing Cash.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Accredited Consideration” shall mean the product of (i) the Common Per Share Amount, multiplied by, (ii) the number of shares of Company Common Stock outstanding immediately prior to the First Effective Time owned by Accredited Investors.

“Common Consideration” shall mean the aggregate value the Company Common Stock calculated based on the Aggregate Closing Consideration Value and in accordance with the Company’s Organizational Documents and taking into account amounts necessary to make payments to Company Optionholders in accordance with Section 2.3.

“Common Per Share Amount” shall mean the quotient of (a) the Common Consideration divided by (b) the number of shares of Company Common Stock outstanding immediately prior to the First Effective Time.

“Common Per Share Mixed Consideration” shall mean (a) an amount equal in cash equal to (i) the Common Per Share Amount minus (ii) the product of (A) the Common Per Share Stock Amount multiplied by (B) the reported closing price on the New York Stock Exchange of the Parent Stock on the day immediately prior to the Closing Date and (b) the Common Per Share Stock Amount.

“Common Per Share Cash Consideration” shall mean an amount in cash equal to the Common Per Share Amount.

“Common Per Share Stock Amount” shall mean the number of shares of Parent Stock equal to the quotient of (a) the Common Stock Amount, divided by (b) the number of shares of Company Common Stock outstanding immediately prior to the First Effective Time owned by Accredited Investors.

“Common Stock Amount” shall mean the number of shares of Parent Stock equal to the product of (a) Total Parent Shares, multiplied by (b) the quotient of (i) Common Accredited Consideration divided by (ii) the Accredited Investor Consideration.

“Common Stockholders” shall mean any holder of Company Common Stock immediately prior to the First Effective Time.

“Company Capital Stock” shall mean the Company Common Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock, taken together.

“Company Closing Cash” means the amount of the Company’s Cash as of 12:01AM on the Closing Date.

“Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.

“Company Equity Plan” shall mean the Company’s 2014 Equity Incentive Plan.

“Company Material Adverse Effect” shall mean any event, circumstance, change or condition that, when taken individually or together with all other events, circumstances, changes or conditions, would or would reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), properties, assets or business of the Company; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Company Material Adverse Effect:  (a) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby; (b) changes in Law or GAAP, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions; (c) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (d) changes to the industry or markets in which the business of the Company operates other than any change which disproportionately affects the Company; (e) a flood, earthquake or other natural disaster or any act of terrorism or war affecting the United Sates or elsewhere in the world or (f) changes made by the Company at the written request of Parent or expressly required by the Company pursuant to this Agreement.

“Company Option” means an option to purchase Company Common Stock issued under the Company Equity Plan.

“Company Optionholders” shall mean holders of Company Options.

“Company Owned Intellectual Property” means any Intellectual Property that is, or is purported to be, owned by the Company.

“Company Products or Services” means those products (including computer programs or mobile applications) and/or services currently or formerly licensed out, leased out, sold, provided, and/or distributed by the Company.

“Company Proprietary Software” means any Software that is, or is purported to be, owned by the Company.

“Company Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how.

“Confidentiality Agreement” shall mean that Confidentiality Agreement, dated as of December 30, 2015, by and between Parent and the Company, as amended.

“Contract” shall mean any contract, agreement, lease, license, sales order, purchase order or other legally binding commitment or instrument, whether or not in writing.

“Disclosure Schedules” shall mean a schedule executed and delivered by the Company to Parent, Merger Sub 1 and Merger Sub 2 as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement.

“Employee Benefit Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) each other plan, policy, program, agreement, understanding or arrangement (whether written or oral) establishing, providing for or memorializing the terms of any of the following: employment, consulting, service, deferred compensation, bonus, incentive compensation, compensatory equity or equity-linked awards or incentives, severance, termination, retirement, supplemental retirement, pension, profit-sharing, excess benefit, retention, transaction, change in control, salary continuation, tuition assistance, dependent care assistance, legal assistance, vacation, leave of absence, paid-time-off, fringe benefit, health, medical, retiree medical, dental, vision, disability, accident, life insurance or survivor benefit, savings, cafeteria, insurance, flexible spending, adoption/dependent/employee assistance and any other form of compensation or benefit, in each case, which is maintained, participated in, contributed to, entered into, sponsored by or which otherwise may give rise to any Liability (whether fixed or contingent) for, as the case may be, the Company with respect to any current or former individual service provider of the Company (or any dependent or beneficiary thereof).

“Employee Loan Termination Agreements” shall mean those agreements entered into between the Company, on the one hand, and each of Jim F. Prendergast, Sergio Radovcic and Scott Sanford, on the other hand, providing for (a) the forgiveness of amounts owed by such individuals under the Loan Documents in exchange for the deduction of such amounts from the amounts owed by Parent to such individuals pursuant to Article II of this Agreement and (b) termination of the Loan Documents.

“Employment Agreements” shall mean those employment agreements between Parent or one of its subsidiaries, on the one hand, and each of Jim F. Prendergast, Sergio Radovcic and Pat Sir, on the other hand, in the forms attached hereto as Exhibit G.

“Employment Statute” shall mean any federal, state or municipal employment, labor or employment discrimination law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the WARN Act, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Act as well as the regulations issued thereunder.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, community property interest, equitable interest, right of first refusal or restriction of any kind, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, or other encumbrance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” shall mean the Escrow Agreement, dated as of the Closing Date, among Parent, the Stockholder Representative and the Escrow Agent.

“GAAP” shall mean United States generally accepted accounting principles and practices, consistently applied.

“Governmental Authority” shall mean any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, body, organization or commission or any judicial or arbitral body.

“Indebtedness” of a Person as of a particular time shall mean without duplication, (a) all liabilities of such Person for indebtedness for borrowed money; (b) any liabilities of such Person which is evidenced by a note, bond, debenture, mortgage or similar instrument; (c) any liabilities of such Person under capital leases; (d) any Indebtedness of a third party guaranteed by such Person or secured by an Encumbrance on such Person’s assets; (e) any liabilities of such Person for the deferred purchase price of service or assets; (f) any liabilities for any amount drawn under letters of credit, performance bonds, sureties or similar obligations of such Person; (g) all liabilities of such Person under conditional sale or other title retention agreements; (h) any liabilities of such Person arising from cash/book overdrafts or (g) any principal, interest, premiums, penalties, fees, and expenses with respect to any of the foregoing.

“Indemnified Taxes” shall mean (A) any Taxes of the Company with respect to any Pre-Closing Tax Period, (B) any Taxes for which the Company (or a predecessor of the Company) is held liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date and (C) the Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or otherwise, in each case as a result of a transaction consummated on or before the Closing Date.

“Independent Accounting Firm” means (a) an independent U.S. nationally recognized accounting firm, as mutually agreed upon by Parent and the Stockholder Representative or (b) if Parent and the Stockholder Representative are unable to mutually agree upon an independent U.S. nationally recognized accounting firm in accordance with clause (a), another independent U.S. nationally recognized accounting firm mutually selected by the firm selected by Parent and the firm selected by the Stockholder Representative.

“Intellectual Property” means all worldwide intellectual property and proprietary rights in any jurisdiction, whether registered or unregistered, including, but not limited to (a) trademarks, trade names, service marks, trade dress, business names (including any fictitious or “dba” names), slogans, logos, all translations, adaptations, derivations and combinations of the foregoing and other forms indicia or origin, whether or not registrable as a trademark in any given country, together with all goodwill associated therewith, and registrations and applications for registration of the foregoing (collectively, “Marks”); (b) patents, patent applications (and any patents that issue as a result of those patent applications), and inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, together with all improvements, reissues, continuations, continuations-in-part, revisions, divisional, extensions and re-examinations (collectively, “Patents”); (c) original works of authorship in any medium of expression, whether or not published, all copyrights therein, together with any moral rights related thereto, and all registrations and applications for registration of such copyrights (collectively, “Copyrights”); (d) Internet domain names (collectively, “Domain Names”); (e) Software, (f) know-how, trade secrets, confidential information, customer lists, technical in information, and confidential business information (including confidential data, process technology, plans, drawings, and blue prints) (collectively, “Trade Secrets”); (g) rights of endorsement, publicity or privacy rights to name and likeness, and similar rights and (h) all claims, causes of action, rights to sue for past, present and future infringement or unconsented use of any of the foregoing, and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

“In-the-Money Option” means a Company Option with an exercise price per share that is less than the Common Per Share Cash Consideration.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” or “Knowledge of the Company” shall mean, with respect to a particular fact or other matter, actual awareness of such fact or other matter after reasonable investigation.  The Company will be deemed to have “Knowledge” of a particular fact or other matter if any of Jim F. Prendergast, Sergio Radovcic, Scott Sanford or Patrick Sir has Knowledge of such fact or other matter after reasonable investigation.  For the avoidance of doubt, an individual shall be deemed to have conducted a reasonable investigation for purposes of this definition if such individual has (i) reviewed the Company’s books and records available to him or her in the ordinary course of such individual’s role within the Company and (ii) conferred with his or her direct reports who have functional responsibility for the fact or matter in question.

“Law” shall mean any present or future constitutional provision, act, statute or other law, ordinance, rule, regulation or binding interpretation of any Governmental Authority and any binding and enforceable decree, injunction, judgment, order, ruling, assessment, writ or similar form of decision or determination issued by a Governmental Authority.

“Liability” shall mean any burden, liability or obligation, whether known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, due or to become due or contingent.

“Loan Documents” shall mean (i) those certain promissory notes between the Company, on the one hand, and each of Jim F. Prendergast, Sergio Radovcic and Scott Sanford, on the other hand, each dated on or around November 6, 2015 and (ii) that certain promissory note between the Company, on the one hand, and James Prendergast, on the other hand, dated as of October 13, 2014.

“Losses” shall mean and include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable outside legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation, defense and settlement and interest and penalties) or expense of any nature, but excluding (i) speculative, remote or unforeseeable damages and (ii) punitive damages, except in either case to the extent actually paid to another Person in connection with a Third Party Claim.

“Material Contracts” shall mean all of the following Contracts to which the Company is a party or is bound:

(a)           Contracts between the Company, on the one hand, and a Related Party, on the other hand;

(b)           Contracts related to Indebtedness of the Company (including Contracts that constitute a guaranty by the Company, either directly or indirectly, of the obligations or financial condition of any Person) other than related to trade payables;

(c)           Contracts pursuant to which the Company has, directly or indirectly, made any advances, loans, extension of credit or capital contributions, other than in the ordinary course of business consistent with past practice to vendors or employees;

(d)           Contracts limiting the ability of the Company to freely engage in its business, or containing covenants that limit, or purport to limit, the ability of the Company to (A) engage in any line of business or compete with any Person in any geographic area; (B) sell, supply, provide or distribute any service or product; (C) hire or solicit Persons from employment or engagement as an independent contractor or (D) use or enforce any Intellectual Property rights, including in each case any non-disclosure, non-competition, settlement, coexistence, standstill or confidentiality agreements;

(e)           Contracts that are for the employment, severance or retention of any employee providing for annual compensation or payments in excess of $25,000 or any other Contract with any employee, which provides for payments in excess of $25,000 in the event that the Company terminates such Contract;

(f)            Contracts that (i), upon consummation of the transactions contemplated by this Agreement, will bind or otherwise obligate Parent or an Affiliate of Parent (other than the Company) or (ii) purport to bind or restrict, or to be enforceable against, any Affiliate of the Company;

(g)           Contracts that require payments upon a “change in control” of any of the Company;

(h)           Contracts that impose indemnification obligations on any of the Company to any of its Employees, customers, partners or joint venturers, other than in the ordinary course of business;

(i)            Contracts that are for capital expenditures in an amount exceeding $25,000 in any individual case or $100,000 in the aggregate;

(j)            Contracts granting any Person an Encumbrance on any asset of the Company, other than Permitted Encumbrances;

(k)           Contracts (i) providing for the Company to be the exclusive or preferred provider of any product or service to any Person or that otherwise involve the granting by any Person to the Company of exclusive or preferred rights of any kind; (ii) providing for any Person to be the exclusive or preferred provider of any product or service to the Company or that otherwise involves the granting by the Company of exclusive or preferred rights; (iii) granting to any Person a right of first refusal or right of first offer on the sale or license of any asset, property or part of the business of the Company; or (iv) containing a provision of the type commonly referred to as a “most favored nation” provision for the benefit of any Person;

(l)            Contracts that are joint venture, partnership or other similar agreements (however named) involving a sharing of profits or Liabilities;

(m)          Contracts that relate to any prior (within the three (3) years prior to the Closing Date) or future disposition or acquisition of properties, assets or any interest in any business enterprise in excess of $100,000, or any merger or business combination;

(n)           Contracts that settle, or that otherwise relate to, any Action and (i) involve payments (or a series of payments) of $25,000 or more in the aggregate or any equitable relief; (ii) in connection therewith, the Company has admitted fault or culpability; or (iii) which have not been fully performed;

(o)           Contracts which involves consideration in excess of $25,000 per year or $100,000 in the aggregate or which cannot be canceled by the Company upon thirty (30) days’ notice without premium or penalty;

(p)           all Contracts whereby (i) the Company licenses or grants any rights with respect to any of the Company Intellectual Property to any Person, other than any unmodified standard end user license agreement for Company Products and Services, (ii) the Company licenses, is granted or acquires Intellectual Property from any Person, except for any license for off-the-shelf software programs or services that have not been customized and are commercially available on, and actually licensed under, standard terms and (iii) the Company or another Person have agreed not to assert any rights with respect to Intellectual Property against the other, such as covenants not to sue or co-existence Contracts; and

(q)           Contracts with any Governmental Authority.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract that requires as a condition of its use, modification or distribution that other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed or distributed in Source Code form, delivered at no charge or be licensed, distributed or conveyed under some or all of  the terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License, Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (b) contract with any Governmental Authority that is or has been entered into in connection with any Action.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person and (f) any amendment to any of the foregoing.

“Parent Material Adverse Effect” shall mean any event, circumstance, change or condition that, when taken individually or together with all other events, circumstances, changes or conditions, would or would reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), properties, assets or business of the Parent and its subsidiaries, taken as a whole; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Parent Material Adverse Effect: (a) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby; (b) changes in Law or GAAP, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions; (c) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (d) changes to the industry or markets in which the business of the Parent and its subsidiaries operate other than any change which disproportionately affects Parent and its subsidiaries; (e) a flood, earthquake or other natural disaster or any act of terrorism or war affecting the United Sates or elsewhere in the world; or (f) changes in the price or trading volume of the Parent Stock.

“Parent Stock” shall mean shares of common stock, par value $0.01 per share, of Parent.

“Parent Stock Value” shall, for purposes of this Agreement, be the numerical average of the reported closing prices on the New York Stock Exchange for one share of Parent Stock for the sixty (60) trading days preceding June 28, 2016, which amount is $11.5012.

“Pending Claims Amount” shall mean amount that would be necessary in Parent’s reasonable good faith judgment to satisfy any then pending and unsatisfied or unresolved claims for indemnification by any Parent Indemnitee specified in any Claim Certificate or Third-Party Claim Notice delivered to the Stockholder Representative if such claims were resolved in full in favor of the Parent Indemnitees.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, necessary for the operation of the business of the Company as currently conducted.

“Permitted Encumbrance” means: (a) mechanics’, carriers’, repairmans’, materialmen’s and similar Encumbrances not yet due and payable; (b) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which appropriate reserves have been established and are reflected on the Financial Statements; (c) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements; and (d) in the case of tangible personal property or owned or leased real property, covenants, conditions, restrictions, easements, survey exceptions, imperfections of title and other similar matters which do not materially detract from the value of, or materially interfere with the present or presently contemplated use of, the property subject thereto or affected thereby.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Personal Information” shall mean any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including without limitation unique device or browser identifiers; and shall also mean “personal information” as defined by applicable laws relating to the collection, use, storage, and/or disclosure of information about an identifiable individual.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Pro Rata Portion” shall mean, with respect to each Stockholder, a percentage equal to the quotient of (a) the aggregate value of the consideration payable to such Stockholder as of the First Effective Time as set forth on the Closing Consideration Schedule (valuing each share of Parent Stock at the Parent Stock Value) divided by (b) the aggregate value of the consideration payable to all Stockholders as of the First Effective Time as set forth on the Closing Consideration Schedule (valuing each share of Parent Stock at the Parent Stock Value).

“Property Taxes” means all property Taxes, personal property Taxes and similar ad valorem Taxes.

“Related Party” shall mean: (a) any officer, director, employee, stockholder, member, partner or Affiliate of the Company; (b) any individual directly related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) or (b) owns any direct or indirect beneficial interest.

“Required Stockholders” means each of Frontier Capital, UnitedHealth Group Ventures, Jim F. Prendergast, Scott Sanford and Sergio Radovcic.

“Restricted Cash” shall mean cash and cash equivalents that are subject to a restriction or limitation of any kind, including cash securing letter of credit obligations, vendor, customer or other security deposits and cash held as collateral or otherwise restricted.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Consideration” shall mean the aggregate value of the Company Series A Preferred Stock calculated based on the Aggregate Closing Consideration Value and in accordance with the Company’s Organizational Documents and taking into account amounts necessary to make payments to Company Optionholders in accordance with Section 2.3.

“Series A Per Share Amount” shall mean the quotient of (a) the Series A Consideration divided by (b) the number of shares of Company Series A Preferred Stock outstanding immediately prior to the First Effective Time.

“Series A Per Share Stock Amount” shall mean the number of shares of Parent Stock equal to the quotient of (a) the Series A Stock Amount, divided by (b) the number of shares of Company Series A Preferred Stock outstanding immediately prior to the First Effective Time.

“Series A Per Share Consideration” shall mean (a) an amount equal in cash equal to (i) the Series A Per Share Amount minus (ii) the product of (A) the Series A Per Share Stock Amount multiplied by (B) the reported closing price on the New York Stock Exchange of the Parent Stock on the day immediately prior to the Closing Date and (b) the Series A Per Share Stock Amount.

“Series A Preferred Stockholders” shall mean any holder of Company Series A Preferred Stock immediately prior to the First Effective Time.

“Series A Stock Amount” shall mean the number of shares of Parent Stock equal to the product of (a) Total Parent Shares, multiplied by (b) (i) Series A Consideration divided by (ii) the Accredited Investor Consideration.

“Series B Consideration” shall mean the aggregate value of the Company Series B Preferred Stock calculated based on the Aggregate Closing Consideration Value and in accordance with the Company’s Organizational Documents and taking into account amounts necessary to make payments to Company Optionholders in accordance with Section 2.3.

“Series B Per Share Amount” shall mean the quotient of (a) the Series B Consideration divided by (b) the number of shares of Company Series B Preferred Stock outstanding immediately prior to the First Effective Time.

“Series B Per Share Stock Amount” shall mean the number of shares of Parent Stock equal to the quotient of (a) the Series B Stock Amount, divided by (b) the number of shares of Company Series B Preferred Stock outstanding immediately prior to the First Effective Time.

“Series B Per Share Consideration” shall mean (a) an amount equal in cash equal to (i) the Series B Per Share Amount minus (ii) the product of (A) the Series B Per Share Stock Amount multiplied by (B) the reported closing price on the New York Stock Exchange of the Parent Stock on the day immediately prior to the Closing Date and (b) the Series B Per Share Stock Amount.

“Series B Preferred Stockholders” shall mean any holder of Company Series B Preferred Stock immediately prior to the First Effective Time.

“Series B Stock Amount” shall mean the number of shares of Parent Stock equal to the product of (a) Total Parent Shares, multiplied by (b) (i) Series B Consideration divided by (ii) the Accredited Investor Consideration.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (b) databases, data aggregation programs and search engine technologies, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments and documentation embedded therein.

“Stockholder” shall mean any holder of Company Capital Stock immediately prior to the First Effective Time.

“Stockholder Representative Reserve” shall mean $1,000,000, intended to defray the costs and expenses incurred by the Stockholder Representative in connection with its obligations under this Agreement and the Ancillary Agreements and which shall be treated for all purposes as a Transaction Expense.

“Straddle Period” shall mean any Tax period beginning before the Closing Date and ending after the Closing Date.

“Tax” shall mean any and all taxes, including, without limitation, any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, escheat, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Total Parent Shares” shall mean the number of shares of Parent Stock equal to the quotient of (a) Eighty Million Dollars ($80,000,000) divided by (b) the Parent Stock Value, rounded to the nearest share of Parent Stock.

“Transaction Expenses” shall mean, to the extent not paid by the Company prior to Closing, (a) the lesser of (i) $150,000 and (ii) the cost of the audit of the Company’s 2014 and 2015 financial statements by Ernst & Young LLP (the “Audit Costs”); (b) all costs, fees and expenses payable to third parties (including all fees and disbursements of counsel, investment banks, financial advisors and accountants), incurred on or before the Closing and payable by the Company in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and the negotiation and preparation of this Agreement, the Ancillary Agreements, and the other documents required to effectuate the Closing, whether or not invoiced (including any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions), other than the Audit Costs; (c) all bonuses, severances or other payments or other forms of compensation that are created, accelerated, accrue or become payable by the Company to any present or former director, stockholder, member, employee or consultant thereof as a result of the Closing or the transactions contemplated by this Agreement and the Ancillary Agreements together with all Taxes and other amounts required to be paid by the Parent, any of its subsidiaries or the Company in connection with any of the foregoing (except for costs, fees, severance payments, termination payments or other amounts triggered by the termination of any contract, agreement, employment, service or other arrangement by Parent or its Affiliates after the Effective Time), (d) the Stockholder Representative Reserve and (e) the amount of any termination fee payable in connection with the termination of that certain contract set forth on Section 10.1 of the Disclosure Schedules; provided, that the amount of such termination fee shall be deemed to be the amount set forth on Section 10.1 of the Disclosure Schedules for purposes of calculating the Estimated Transactions Expenses, and such deemed amount shall be subject to the adjustment set forth in Section 2.7 to the extent the final termination fee actually paid differs from the amount set forth on Section 10.1 of the Disclosure Schedules.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Unaccredited Common Consideration” shall mean the product of (a) the Common Per Share Amount multiplied by (b) the number of shares of Company Common Stock outstanding immediately prior to the First Effective Time not owned by Accredited Investors.

“Working Capital” shall mean, as of 12:01AM on the Closing Date, the excess of the total current assets of the Company (excluding Cash) over the total current liabilities of the Company, determined in accordance with the illustrative calculation of Working Capital set forth on Exhibit H attached hereto and in accordance with GAAP consistently applied using the same methodologies and principals as those used in the Company’s latest audited financial statements; provided that the definition of “Working Capital” shall not include the Transaction Expenses or deferred income tax assets or deferred income tax liabilities.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section

Accredited Investor Certification	2.5(c)
Agreement	Preamble
Business Systems	4.15(d)
Cardholder Data	4.15(f)
Cash Escrow Amount	2.6(a)
Claim Certificate	8.4(a)
Closing	3.1
Closing Certificate	2.5(a)
Closing Consideration Schedule	2.5(b)
Closing Date	3.1
Closing Statement	2.7(a)
Company	Preamble
Company Continuing Employee	6.13(a)
Company Intellectual Property	4.15(b)
Company Licensed Intellectual Property	4.15(b)
Company Registered Intellectual Property	4.15(a)

Defined Term	Section

Company Stockholder Approvals	6.2(a)
Company Written Consent	6.2(a)
Contributor	4.15(c)
Covered Parties	6.10(a)
D&O Tail Policy	6.10(b)
Deductible	8.3(a)
DGCL	Recitals
Dissenting Shares	2.4(a)
Environmental Laws	4.22
Escrow Account	2.6(a)
Escrow Agent	2.6(a)
Escrow Amount	2.6(a)
Estimated Cash Amount	2.5(a)
Estimated Company Closing Cash	2.5(a)
Estimated Transaction Expenses	2.5(a)
Estimated Working Capital	2.5(a)
Excess Dissenting Share Payments	2.4(c)
Financial Statements	4.6
First Certificate of Merger	1.2(a)
First Effective Time	1.2(a)
First Merger	Recitals
First Surviving Corporation	1.1(a)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Insurance Policies	4.20
Latest Balance Sheet	4.6
Leases	4.16(b)
Legal Request	6.12
Malicious Code	4.15(h)
Material Customer	4.23(a)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Objection Notice	2.7(b)
Parent	Preamble
Parent Benefit Plans	6.13(b)
Parent Indemnitees	8.2(a)
Parent Intellectual Property	5.14(a)
Parent Preferred Stock	5.2(a)
Parent SEC Reports	5.8
Pre-Merger Communications	6.12
Releasees	6.8(a)
Releasors	6.8(a)
Rental Real Estate	4.16(b)
Second Certificate of Merger	1.2(b)
Second Effective Time	1.2(b)
Second Merger	Recitals
Second Surviving Corporation	1.1(b)
Stock Certificates	2.5(c)
Stock Escrow Amount	2.6(a)

Defined Term	Section

Stockholder Indemnitees	8.2(b)
Stockholder Notice	6.2(b)
Stockholder Representative	Preamble
Stockholder Representative Parties	10.18(f)
Stockholder Transmittal Letter	2.5(c)
Tangible Assets	4.9
Tax Contest	6.4(d)(i)
Terminated Agreements	6.3
Third-Party Claim	8.5(a)
Third-Party Claim Notice	8.5(a)
Transfer Taxes	6.4(c)
Treasury Shares	2.1(d)
WARN Act	4.17(f)

10.2        Usage.  When a reference is made herein to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  Unless otherwise specified herein, (a) “or” shall be construed in the inclusive sense of “and/or”; (b) words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be construed to include the other gender as the context requires; (c) the terms “hereof” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and the Disclosure Letter) and not to any particular provision of this Agreement; (d) all references to “$” or dollars shall refer to United States Dollars and (e) “including” shall be deemed to mean “including, without limiting the generality of the foregoing”.

10.3        Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of Parent.  Parent, Merger Sub 1 and Merger Sub 2 may, without the consent of the Company, assign all or any portion of their rights and obligations hereunder; provided, that, if such assignment by Parent, Merger Sub 1 or Merger Sub 2 is made prior to the Closing, then such assignment shall require the prior written consent of the Company unless the assignee(s) is (are) an Affiliate(s) of Parent, Merger Sub 1 or Merger Sub 2; provided, further, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement.  No such assignment shall release the assignor from any of its obligations hereunder.

10.4        Governing Law.  This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.5        Consent to Jurisdiction.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware, or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Chancery Court of the State of Delaware or, to the extent permitted by law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Chancery Court of the State of Delaware or Federal court and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Chancery Court of the State of Delaware or Federal court.  Each party hereto agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.9.

10.6                        Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7                        Counterparts.  This Agreement may be executed in one or more counterparts (including by email), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

10.8                        Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs, exhibits, appendices and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits, appendices and schedules attached hereto, all of which exhibits, appendices and schedules are incorporated herein by reference.

10.9                        Notices.  All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to.

If to the Company (prior to the Closing), addressed to:

HY Holdings, Inc.
5350 High Street, Suite 350
Phoenix, AZ 85054
Attn: Jim Prendergast
Telephone:
E-Mail:

With a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren

Phoenix, AZ 85004

Attn: Daniel M. Mahoney, Esq.
Telephone: 602-382-6000
E-Mail: dmahoney@swlaw.com

If to the Stockholder Representative, addressed to:

Frontier Fund IV, L.P.
525 N. Tryon Street, Suite 1900
Charlotte, North Carolina 28202
Attn: Andrew Lindner
Telephone: (704) 414-2880
E-Mail: andrew@frontiercapital.com

With a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren

Phoenix, AZ 85004

Attn: Daniel M. Mahoney, Esq.
Telephone: 602-382-6000
E-Mail: dmahoney@swlaw.com

Womble Carlyle Sandridge & Rice, LLP

301 S. College Street

One Wells Fargo Center, Suite 3500

Charlotte, NC 28202

Attn: D. Scott Anderson

Telephone: (704) 331-4978

E-Mail: scanderson@wcsr.com

If to Parent, Merger Sub 1, Merger Sub 2, the First Surviving Corporation or the Second Surviving Corporation, addressed to:

Teladoc, Inc.

2 Manhattanville Road, Suite 203

Purchase, NY 10577

Attn: Adam C. Vandervoort

Telephone: (203)742-1637

E-Mail: avandervoort@teladoc.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attn: Steven Stokdyk, Esq.
Telephone: (213) 891-7421
E-Mail: steven.stokdyk@lw.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.10                 Amendments.  This Agreement may not be amended or modified except in an instrument in writing signed (if prior to the Closing) by the Company and Parent or (if after the Closing) by the Stockholder Representative and Parent.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  For the purposes of this Section 10.10, any amendment, modification or waiver of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment, modification or waiver.

10.11                 Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

10.12                 Entire Agreement.  This Agreement and the Ancillary Agreements, together with all exhibits, appendices and schedules (including the Disclosure Schedules), constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties hereto with respect to the subject matter hereof.

10.13                 Construction.  Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.14                 No Personal Liability.  This Agreement and all documents, understandings and arrangements relating hereto and/or to the transactions contemplated hereby have been negotiated, executed and delivered on behalf of the parties hereto by their respective officers, directors, employees, members, partners, attorneys and/or agents in their representative capacities and not individually, and, except as specifically set forth in this Agreement,  no officer, director, employee, member, manager, partner, attorney, agent or shareholder of any party hereto shall be bound or held to any personal liability or responsibility in connection with the agreements, obligations and undertakings by the parties hereunder and/or under any documents, understandings and arrangements relating hereto and/or to the transactions contemplated hereby.

10.15                 Fees, Costs and Expenses.  Except as specifically set forth in this Agreement, each of the parties shall bear all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel or other representatives and consultants and appraisal fees, costs and expenses) incurred by such party hereto in connection with the negotiation of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

10.16                 Waivers.  No purported waiver of any provision of this Agreement shall be binding upon any of the parties to this Agreement unless: (a) with respect to waivers by the Company on or prior to the Closing, the Company has duly executed and delivered to Parent a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement; (b) with respect to waivers by the Stockholder Representative, the Stockholder Representative has duly executed and delivered to the Parent a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement; (c) with respect to waivers by the Parent, Merger Sub 1 or Merger Sub 2 on or prior to the Closing, Parent has duly executed and delivered to the Company a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement; or (d) with respect to waivers by Parent, Merger Sub 1 or Merger Sub 2 after to the Closing, Parent has duly executed and delivered to the Stockholder Representative a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement. Any such waiver shall be effective only to the extent specifically set forth in such written instrument.  Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter.  No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

10.17                 No Third-Party Beneficiaries.  This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of Article VIII, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

10.18                 Appointment of the Stockholder Representative.

(a)                                 By executing this Agreement, the Company (and, upon execution of a Stockholder Transmittal Letter, each Stockholder) shall be deemed to have constituted and appointed, effective from and after the date of this Agreement, Frontier Fund IV, L.P., as the agent and attorney-in-fact, with full power and authority to act, including power of substitution, for and on behalf of each Stockholder to act as the Stockholder Representative under this Agreement.

(b)                                 The Stockholder Representative shall take any and all actions required, permitted, necessary or appropriate under this Agreement for and on behalf of Stockholders as if the Stockholders were acting on their own behalf, including:

(i)                                     taking any and all actions (including, without limitation, executing and delivering any documents and incurring any costs and expenses on behalf of the Stockholders) and making any and all determinations which may be required or permitted in connection with the post-Closing implementation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(ii)                                  giving and receiving notices and communications under this Agreement and the Ancillary Agreements;

(iii)                               negotiating, defending, settling, compromising and otherwise handling and resolving any and all claims and disputes with Parent and any other Parent Indemnitees arising out of or in respect of this Agreement or the Ancillary Agreements, including, without limitation, claims and disputes pursuant to Article VIII;

(iv)                              retaining legal counsel, accountants, consultants and other experts in connection with all matters and things set forth or necessary with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby; and

(v)                                 making any other decision or election or exercising such rights, power and authority as are incidental to the foregoing.

(c)                                  Upon execution of a Stockholder Transmittal Letter, each Stockholder acknowledges and agrees that upon any delivery by the Stockholder Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Stockholder Representative, such Stockholder shall be bound by such documents as fully as if such Stockholder had executed and delivered such documents.

(d)                                 Upon the resignation, death, disability or incapacity of the initial Stockholder Representative, then such Person as is appointed by the Stockholders who held a majority of the voting power of the Company Capital Stock immediately prior to the Closing shall become the Stockholder Representative; provided, that, no change in the Stockholder Representative shall be effective prior to the delivery to Parent of written notice thereof from such Stockholders.  The Stockholder Representative shall not receive compensation for service in such capacity.

(e)                                  Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Stockholder Representative in connection herewith shall be absolutely and irrevocably binding upon the Stockholders as if such Stockholder had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and Parent may rely upon such action, exercise of right, power, or authority or such decision or determination of the Stockholder Representative as the action, exercise, right, power, or authority, or decision or determination of such Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.  Parent is hereby relieved from any liability to any Person for any acts done by the Stockholder Representative and any acts done by Parent in accordance with any decision, act, consent or instruction of the Stockholder Representative.

(f)                                   This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by any Stockholder or by operation of law.  Neither the Stockholder Representative nor any agent employed by it shall incur any liability to any Stockholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions related to this Agreement or relating to the performance of its other duties hereunder or any of its omissions or actions with respect thereto.  The Stockholders, jointly and severally, agree to indemnify the Stockholder Representative, its successors, assigns, agents, attorneys and affiliates (the “Stockholder Representative Parties”) and to hold the Stockholder Representative Parties harmless against any and all losses, liabilities or expenses incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with its duties as Stockholder Representative, including the reasonable costs and expenses incurred by the Stockholder Representative in defending against any claim or liability in connection herewith or any Ancillary Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

TELADOC, INC.

By:	/s/ Adam C. Vandervoort
	Name:	Adam C. Vandervoort
	Title:	Chief Legal Officer

COPPER MERGER SUB ONE, INC.

By:	/s/ Adam C. Vandervoort
	Name:	Adam C. Vandervoort
	Title:	President

COPPER MERGER SUB TWO, INC.

By:	/s/ Adam C. Vandervoort
	Name:	Adam C. Vandervoort
	Title:	President

Signature Page to Merger Agreement

HY HOLDINGS, INC.

By:	/s/ James Prendergast
Name: James Prendergast
Title: CEO

Signature Page to Merger Agreement

FRONTIER FUND IV, L.P., solely in its capacity as the Stockholder Representative

By: Frontier IV Investment Group, LLC
Its: General Partner

By:	/s/ Andrew Lindner
	Name:	Andrew Lindner
	Title:	Manager

Signature Page to Merger Agreement